                                                        EXHIBIT 10.51





                           THIRD AMENDED AND RESTATED

                        ARTICLES OF LIMITED PARTNERSHIP

                                       OF

                    THIRD AND UNIVERSITY LIMITED PARTNERSHIP


                 THIS AGREEMENT (this "AGREEMENT"), is made as of this 27th day of September, 1995, by and between ARICO-SEATTLE, INC., a Delaware corporation ("ARICO"), as a general partner, and 1212 SECOND AVENUE LIMITED PARTNERSHIP, a Washington limited partnership ("1212"), as a general partner and a limited partner.

                              W I T N E S S E T H:

                 WHEREAS, Third and University Limited Partnership (the "PARTNERSHIP") was formed pursuant to that certain limited partnership agreement dated as of October 1, 1986 (the "ORIGINAL PARTNERSHIP AGREEMENT") by and among ARICO Parent, 1212 and Stevens U. Trainer, and a certificate in respect of the Original Partnership Agreement was filed with the office of the Secretary of State of the State of Washington on October 3, 1986 (the "ORIGINAL CERTIFICATE");

                 WHEREAS, the Original Partnership Agreement was amended and restated in its entirety by those certain Amended and Restated Articles of Limited Partnership of Third and University Limited Partnership, dated as of October 14, 1986 (the "FIRST RESTATED ARTICLES"), a certificate in respect of which was filed with the office of the Secretary of State of Washington on October 28, 1986;

                 WHEREAS, the First Restated Articles were amended by that certain Partnership Amendment Agreement, dated September 1, 1988, among the Partnership, 1212, Third Avenue Limited Partnership ("1201"), Wright Runstad Associates Limited Partnership ("WRALP"), ARICO Parent, 1101 Second Avenue Limited Partnership, Howard S. Wright, H. Jon Runstad, and Douglas E. Norberg;

                 WHEREAS, the First Restated Articles were further amended and restated in their entirety by those certain Second Amended and Restated Articles of Limited Partnership of Third and University Limited Partnership, dated as of January 30, 1990 (the "SECOND RESTATED ARTICLES") between ARICO Parent and 1212, which Second Restated Articles provided, inter alia, for (i) conversion of ARICO Parent's interest in the Partnership from that of limited partner to that of a general partner and (ii) conversion of two percent (2%) of 1212's interest as a general partner to a limited partner interest, and a certificate in respect of which Second Restated Articles was filed with the office of Secretary of State of the State of Washington on June 7, 1990;

                 WHEREAS, the Second Restated Articles were amended by (i) that certain First Amendment to Second Amended and Restated Articles of Limited Partnership of Third and University Limited Partnership, dated as of August 28, 1992 between ARICO Parent and 1212, (ii) that certain Second Amendment to Second Amended and Restated Articles of Limited Partnership of Third and University Limited Partnership, dated as of December 31, 1992 between ARICO Parent and 1212, and (iii) that certain Third Amendment to Second Amended and Restated Articles of Limited Partnership of Third and University Limited Partnership, dated as of April 29, 1994 between ARICO, ARICO Parent and 1212, whereby (x) ARICO Parent assigned its interest in the Partnership to ARICO and
(y) the parties acknowledged that 1212 had satisfied its obligations to make contributions to pay the Preference Return and to fund Cost Overrun Contributions (as such terms are defined in the Second Restated Articles) and all of the guaranties by 1201, WRALP, Howard S. Wright, H. Jon Runstad, Douglas
E. Norberg and Matthew J. Griffin in respect of such obligations of 1212 had been satisfied; and

                 WHEREAS, ARICO and 1212 desire, by this Agreement, to amend and restate the Second Restated Articles, as amended, in their entirety.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto do hereby amend and restate the Second Restated Articles, as amended, in the entirety as follows:


                                   ARTICLE I
                          THE PARTNERSHIP; DEFINITIONS

                 SECTION 1.01. CONTINUATION. (a) The parties hereto do hereby confirm the formation of the Partnership on October 3, 1986 and agree to the continuation of the Partnership pursuant to the Washington Uniform Limited Partnership Act, Section 25.10 of the Revised Code of the State of Washington (as the same is amended from time to time, the "PARTNERSHIP LAW"), and all other pertinent laws of the State of Washington, for the purposes and upon the terms and conditions hereinafter set forth.

                 (b) Contemporaneously with the execution of this Agreement, each Partner shall execute and the Managing General Partner shall promptly file and record in the office of the Secretary of State of the State of Washington (or cause to be filed and recorded) on behalf of the Partnership an appropriate amendment to the amended certificate of limited partnership of the Partnership (as amended, and as further amended from time to time, the "CERTIFICATE"). The Managing General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Washington, including executing and filing amendments to the Certificate whenever required by the Partnership Law.

                 SECTION 1.02. NAME AND OFFICE; AGENT FOR SERVICE OF PROCESS. (a) The name of the Partnership shall continue to be "THIRD AND UNIVERSITY LIMITED PARTNERSHIP". All business of the Partnership shall be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Partnership shall be held in such name. The Managing General Partner shall cause to be filed from time to time such assumed name certificates as are necessary or desirable in order to permit the Partnership to conduct its business under such name.

                 (b) The principal place of business and office of the Partnership shall be located at 1191 Second Avenue, Suite 2000, Seattle, Washington 98101, or at such other place in Seattle, Washington as the Managing General Partner may from time to time designate. The Partnership may have such additional offices and places of business as may be established at such other locations as may be determined from time to time by the Managing General Partner. In the event that the Managing General Partner shall elect to change the principal place of business of the Partnership or to establish any additional offices or places of business of the Partnership the Managing General Partner shall give written notice of such election to each other Partner as soon as reasonably practicable, and in any event not later than ten
(10) Business Days after such change of principal place of business or opening of such additional offices or places of business, as the case may be.

                 (c) The Partnership's agent for service of process shall be Wright Runstad & Company, whose address is 1191 Second Avenue, Suite 2000, Seattle, Washington 98101, or such other Person as the Managing General Partner shall appoint by (i) giving written notice to each other Partner and (ii) causing the appropriate filings to be made with the Secretary of State of the State of Washington and any other governmental authority required by the Partnership Law or other applicable law.

                 SECTION 1.03. PURPOSE. (a) The purpose of the Partnership shall be to:

                 (i) own, hold, manage, operate, lease, alter, improve and maintain certain land located in the City of Seattle, King County, Washington, as more particularly described as Parcel A in Exhibit A attached hereto and made a part hereof (the "LAND") and the buildings and other improvements located from time to time thereon (collectively, the "BUILDING" and, together with the Land and all contracts, easements, rights, and interests appurtenant to the Land and the interest of subtenant under the Block Six Sublease, the "PROJECT"), to finance, refinance and mortgage the Project or any portion thereof or interest therein and to sell the Project, in whole or in part;

                 (ii) to acquire and construct additional property (real and personal) necessary or useful in the operation of the Land and Building, including, without limitation, the fee interest to the Block Six Land;

                 (iii) to undertake the obligation to reimburse 1212 for the amount (the "BLOCK SIX SHORTFALL") by which all rent payable by 1212 to Samis Land Company ("SAMIS") under that certain lease (the "LEASE") between Samis, as landlord, and Old WR & Co., as tenant, dated February 24, 1985, as amended by letter dated March 6, 1985, and by amendments dated June 27, 1985, and November 3, 1985, covering the Block Six Land and improvements, which Lease was assigned to 1212 pursuant to that certain Assignment of Samis Lease dated October 8, 1985, exceeds all rental and other consideration payable by the tenant under the Block Six sublease to 1212 pursuant to the terms of the Block Six Sublease; and

                 (iv) and to act in all other respects as the owner of the Project, including, without limitation, the performance of such other activities as may be necessary to or desirable in connection with the foregoing, all on the terms and conditions herein set forth and provided the same shall not be prohibited hereunder.

                 (b) The Partnership shall not engage in any other business or activity without the prior written consent of all the Partners.

                 SECTION 1.04. TERM. The term of the Partnership commenced on October 3, 1986 and shall continue until December 31, 2100, unless sooner terminated pursuant to the provisions hereof.

                 SECTION 1.05. GENERAL PARTNERS AND LIMITED PARTNERS. ARICO and 1212 shall be the general partners (the "GENERAL PARTNERS") and 1212 shall be the limited partner (the "LIMITED PARTNER") (as such terms are used in the Partnership Law) of the Partnership. Notwithstanding any rights of approval or consent the Limited Partner may have hereunder but without restricting or limiting the same as between the Limited Partner and the General Partners inter se, the Limited Partner shall not hold itself out, nor shall the General Partners hold the Limited Partner out, in respect of any third parties having dealings with the Partnership as having any rights, powers or privileges in connection with the management or control of the business of the Partnership inconsistent with the status of the Limited Partner as limited partner.

                 SECTION 1.06. DEFINITIONS. As used in the Agreement, capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to such terms in Appendix A attached hereto.


                                   ARTICLE II
                                    CAPITAL

                 SECTION 2.01. INITIAL CAPITAL CONTRIBUTIONS. (a) ARICO Parent has made (and ARICO has succeeded to the benefits of) an equity contribution (the "EQUITY CONTRIBUTION") to the capital of the Partnership in the amount of $100,000,000, which amount has been credited to ARICO's capital account.

                 (b) 1212 has contributed to the Partnership the Land, the goodwill, plans, studies, commitments, leases, construction contracts, all other contracts, assets, rights and properties relating to the acquisition, ownership and development of the Project as well as certain interests with respect to the Block Six Land and the Block Six Sublease.

                 SECTION 2.02. CERTAIN OTHER CONTRIBUTIONS. (a) Upon the execution and delivery of this Agreement, ARICO shall contribute to the Partnership an additional $47,000,000.00 (the "ADDITIONAL EQUITY CONTRIBUTION") which amount shall be credited to ARICO's capital account.

                 (b) 1212 shall further contribute to the Partnership any amounts required pursuant to Section 3.05 or Section 7.03(c) hereof.

                 SECTION 2.03. WITHDRAWAL OF CAPITAL; LIMITATION OF DISTRIBUTIONS. No Partner shall be entitled to withdraw any part of its capital contributions to, or to receive any distributions from, the Partnership except as expressly provided in this Agreement. Except as expressly provided in this Agreement, no Partner shall be entitled to demand or receive interest on its capital contributions or any property from the Partnership other than cash.

                 SECTION 2.04. NO FURTHER CAPITAL/LOANS. Except as expressly provided in this Agreement or with the prior written consent of the other Partners, no Partner shall be required or entitled to contribute any other or further capital to the Partnership, nor shall any Partner be required or entitled to loan any funds to the Partnership.


                                  ARTICLE III
                    PARTNERSHIP INTERESTS; CAPITAL ACCOUNTS

                 SECTION 3.01. INTERESTS IN PARTNERSHIP. (a) The "INTEREST" of a Partner shall mean all of the rights and interests of whatsoever nature of such Partner in the Partnership, as set forth in this Agreement, including without limitation, the right to approve or consent to certain Partnership matters, the right to receive distributions out of Operating Revenues, Sales Proceeds, and Refinancing Funds, and the right to receive allocations of income, gain, loss, credits, and deductions.

                 (b) In the event that ARICO elects to become the Managing General Partner pursuant to Section 7.07(a), 1212 shall have the right, subject to Section 12.01(b), to convert all of its Interest into a Limited Partner Interest at any time after such election by ARICO which right shall be exercised by written notice to ARICO specifying the effective date of such conversion.

                 SECTION 3.02. SHARING RATIO. Subject to adjustments resulting from Transfers permitted under this Agreement (including Transfers between the Partners), the ratios by which the Partners shall be entitled from time to time to share in certain specific Partnership items (the "SHARING RATIOS") shall be as follows:

                 (i) During the Preference Period, the Sharing Ratios of the Partners in the Partnership shall be as follows:

                                  PARTNERS                          SHARING RATIO
                                  --------                          -------------
                          General Partners
                          ----------------

                                  1212                                   49%

                                  ARICO                                  50%

                          Limited Partner
                          ---------------

                                  1212                                    1%

                 (ii) Effective upon the expiration of the Preference Period, and continuing thereafter, the Sharing Ratios of the Partners in the Partnership shall be as follows:

                                  PARTNERS                          SHARING RATIO
                                  --------                          -------------
                          General Partners
                          ----------------

                                  1212                                   39%

                                  ARICO                                  60%

                          Limited Partner
                          ---------------

                                  1212                                    1%


                 SECTION 3.03. CAPITAL ACCOUNTS. A separate capital account shall be maintained in respect of each Partner in accordance with the following provisions and Section 1.704-1(b)(2)(iv) of the Section 704(b) Regulations.
The capital accounts as so determined shall be thereafter adjusted as provided in this Section 3.03 and Sections 3.04 and 3.05 hereof.

                 (a) INCREASES. There shall be credited to each Partner's capital account (i) the amount of any contribution of cash, (ii) the Adjusted Basis of any property contributed by that Partner other than Special Property,
(iii) the Carrying Value of any Special Property contributed by that Partner, (iv) that Partner's allocable share of Profits and any items in the nature of income or gain that are specially allocated to that Partner pursuant to Sections 6.03, 6.04 or 6.05 hereof, (v) the amount of any Partnership liabilities assumed by that Partner or secured by any Partnership property distributed to that Partner, and (vi) that Partner's allocable share of any other item required by the Section 704(b) Regulations to increase a partner's capital account.

                 (b) DECREASES. There shall be debited to each Partner's capital account (i) the amount of all distributions of cash not treated pursuant to the Agreement as a guaranteed payment under the Code, (ii) the Carrying Value of Partnership property distributed to that Partner by the Partnership, (iii) that Partner's allocable share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 6.03, 6.04 or 6.05 hereof, (iv) the amount of any liabilities of that Partner assumed by the Partnership or which are secured by any property contributed by that Partner to the Partnership, and (v) that Partner's allocable share of any other item required by the Section 704(b) Regulations to decrease a partner's capital account.

                 (c) CARRYOVER UPON TRANSFER OR CONVERSION. Upon the transfer of any Interest in the Partnership or upon the conversion of any Interest in the Partnership, the transferee shall succeed to the portion of the transferor's capital account related to the Interest transferred. The conversion of an Interest (or any portion thereof) from a general partner Interest to a limited partner Interest, or vice versa, shall not result in the creation of multiple capital accounts of a single Partner (albeit that such Partner may have multiple Interests in the Partnership) or otherwise affect in any way the capital account of the converting Partner.

                 SECTION 3.04. SPECIAL RULES. (a) COMPLIANCE WITH TREASURY REGULATIONS. The provisions of this Article III relating to the establishment and maintenance of capital accounts are intended to comply with the Section 704(b) Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Accordingly, notwithstanding any other provisions of this Article III, the capital account of each Partner shall be credited and debited in accordance with the principles set forth in the Section 704(b) Regulations. In the event that there are modifications to the Section 704(b) Regulations, or in the event that the Managing General Partner determines that it is prudent to modify the manner in which the capital accounts, or any debits or credits thereto, are computed in order to comply with the Section 704(b) Regulations, the Managing General Partner may make such modifications, provided that such modifications are not likely to have a material effect on any Partner pursuant to this Agreement. If such modifications are likely to have a material effect on the Partners under this Agreement, the Managing General Partner shall, subject to the approval of the other General Partner, make such modifications as may be necessary or appropriate to maintain the validity of the allocations set forth in this
Article III.

                 (b)      DETERMINATION OR REDETERMINATION OF CARRYING VALUE.
A Carrying Value shall be determined (or redetermined, if a Carrying Value has been previously determined) and thereafter adjusted in the manner set forth in this Section 3.04(b) for one or more assets of the Partnership in the circumstances and manner described in this Section 3.04(b).

                 (i) CONTRIBUTED PROPERTY. If the gross fair market value (determined without regard to Section 7701(g) of the Code) of any asset contributed by a Partner to the Partnership differs from the Adjusted Basis of such asset immediately preceding the contribution, the Carrying Value of that asset shall be such fair market value, as the same is determined by the contributing Partner and the other Partners as of the date of contribution.

                 (ii) REVALUED PROPERTY. A Carrying Value for each Partnership asset shall be determined or redetermined (taking Section 7701(g) of the Code into account) by unanimous agreement among the Partners, as of the following times: (A) the acquisition of an additional Interest in the Partnership after the date of the Agreement by any new or existing Partner in exchange for more than a de minimis contribution of capital; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an Interest in the Partnership if the Managing General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership pursuant to the Agreement; and (C) upon the liquidation (within the meaning of section 1.704-1(b)(2)(ii)(g) of the Section 704(b) Regulations) of the Partnership or any Partner's Interest therein.

                 (iii) DISTRIBUTED PROPERTY. A Carrying Value for any Partnership asset distributed to any Partner shall be established or redetermined (without regard to Section 7701(g) of the Code) by that Partner and the Partnership on the date of such distribution.

                 (iv) SECTION 754 ELECTION. If an election under Section 754 of the Code is in effect with respect to the Partnership, the Carrying Value of all Partnership Special Property shall be increased (or decreased) to reflect any adjustment to the Adjusted Basis of the assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining capital accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Section 704(b) Regulations and Section 2.3(k) hereof; provided, however, that the Carrying Value of Partnership Special Property shall not be adjusted pursuant to this Section 3.04(b)(iv) to the extent that the Managing General Partner determines that a determination or redetermination of Carrying Value pursuant to Section 3.04(b)(ii) hereof is necessary or appropriate in connection with the transaction that would otherwise result in any adjustment pursuant to this Section 3.04(b)(iv).

                 (v) DEPRECIATION. If the Carrying Value of an asset of the Partnership has been determined or redetermined pursuant to
         Section 3.04(b)(i) or (ii) hereof, that

         Carrying Value shall thereafter be adjusted by the Depreciation, if any, taken into account with respect to that asset for purposes of computing Profits, Losses, and any items in the nature of income, gain, loss or expense (including Property Gain or Property Loss) that are specially allocated under this Agreement. Depreciation based on the Carrying Value of Special Property shall be computed (A) while such Special Property has a positive Adjusted Basis, in such a way that such Depreciation for any year or other period is an amount that bears the same relationship to the Carrying Value of the Special Property as the depreciation, amortization or cost recovery deduction computed with respect to such Special Property for federal income tax purposes for such year or other period bears to the Adjusted Basis of the Special Property, or (B) from and after the time such Special Property has a zero Adjusted Basis, under any reasonable method selected by the Managing General Partner.

                 (vi) FAIR MARKET VALUE DETERMINATION METHODOLOGY. The fair market value of property utilized in determining Carrying Value shall be determined by mutual agreement of the Partners. However, if the Partners cannot agree on the fair market value of a particular item within the (10) days after first meeting for such purpose, then the fair market value shall be determined by the following appraisal procedure:

                          (A) 1212 and ARICO shall mutually choose an appraiser for such item, but if they should fail to agree upon a mutually satisfactory appraiser within fifteen (15) days after the Commencement Date, then either 1212 or ARICO shall provide written notice to the other, appointing as its appraiser a disinterested individual with a nationally recognized firm or company, of recognized competence, and with at least ten (10) years experience as an appraiser of the item in question, and the other party shall appoint its appraiser, meeting the same standards, within five (5) days of receipt of the notice from the first party appointing its appraiser.

                          (B) The appraisers appointed in accordance with paragraph (A) shall, within fifteen (15) days of the appointment of the last such appraiser appointed, mutually agree on the fair market value of the item in question; provided, however, that in the event they are unable to so agree, they shall, within ten (10) days thereafter appoint, by mutual agreement, a third appraiser meeting the same standards as are set forth in paragraph (A). Should the appraisers appointed pursuant to paragraph
                                  (A) fail to appoint a mutually agreed third appraiser within such ten (10) day period, then 1212 and ARICO may select by mutual agreement such third appraiser, or may request the appointment of such third appraiser by the Chief Judge of the Federal District court for the District in which the

                                  Project is located, acting in such judge's individual, and not judicial, capacity.

                          (C) Both 1212 and ARICO shall be entitled to present evidence and arguments to the appraisers, or the sole appraiser, as the case may be, and the appraisers, or the sole appraiser, as the case may be, shall determine the fair market value of the item in question, and such determination shall be binding on the Partners. Such determination shall in no instance be made later than fifteen (15) days after the appointment of the last appraiser appointed pursuant to paragraphs (A) and (B).

                          (D) The fair market value shall be (i) the appraised fair market value of the item in question, as agreed by the first two appraisers, or (ii) if a third appraiser is appointed, then either (A) the third appraiser's appraised fair market value of the item in question, if the same is between the two appraised fair market value of the first two appraisers, or (B) the one of the first two appraisers' appraised fair market values of the item in question that is closest to the appraised fair market value determined by the third appraiser, if such appraised fair market value determined by the third appraiser is (y) higher than the higher of the first two appraised fair market values or (z) lower than the lower of the first two appraised fair market values.

                          (E) If two or more appraisers are appointed, 1212 and ARICO shall pay the fees and expenses of the appraiser that they individually selected and one-half of the fees and expenses of the third appraiser, if any. If the parties mutually agree on one appraiser, each party shall pay one-half (1/2) of the fees and expenses of such appraiser.

                 SECTION 3.05. BALANCING OF CAPITAL ACCOUNTS UPON LIQUIDATION. Upon the liquidation of a Partner's Interest in the Partnership, whether as a result of the liquidation of the Partnership or otherwise, the Partners intend that any deficit capital account balance of such Partner ("LIQUIDATED PARTNER") will be eliminated and that the total of the amounts distributed in such liquidation to any Liquidated Partner will in all cases be in accordance with the positive capital account balances of such Liquidated Partner. To accomplish this, upon any such liquidation, the capital accounts of the Partners shall first be adjusted to reflect (i) all capital account adjustments (including, without limitation, adjustments in respect of Property Gain or Property Loss) pursuant to Section 3.03 hereof for the Fiscal Year during which such liquidation occurs, and (ii) on a pro-forma basis, all distributions contemplated by Section 12.03 of this Agreement. If, following such adjustments, 1212 (but not ARICO) would have a negative or deficit balance in its capital account, 1212 shall contribute cash to the Partnership in an amount equal to that necessary to bring the balance in its capital account (following such pro-forma adjustments and the reflection of such contribution) up to zero on or before the Capital Account Trigger Date. If, following such adjustments, ARICO (but not 1212) would have a negative or deficit balance in its capital account, the Partnership shall pay, as a guaranteed payment within the meaning of Section 707(c) of the Code, an amount equal to the amount of such negative or deficit balance to ARICO, and the Partnership deduction in respect of such payment shall be allocated to the Partner who would have, following the adjustments described in the preceding sentence, a positive balance in its capital account. After application of whichever of the foregoing sentences may be applicable, remaining Partnership assets shall be distributed to the Partners pursuant to Section 12.03 of this Agreement in satisfaction of the positive balances of their capital accounts. For purposes of this Section 3.05, (a) the liquidation of a Partner's Interest in the Partnership shall occur on the earliest of (i) the date of liquidation of the Partnership or (ii) the date on which there is a liquidation of the Partner's Interest in the Partnership under Section 1.761-1(d) of the Treasury Regulations; (b) the liquidation of the Partnership occurs upon the earlier of
(i) the date of a Termination or (ii) the date upon which the Partnership ceases to be a going concern (even though the Partnership may continue in existence for the purposes of winding up its affairs, paying its debts and distributing any remaining balance to the Partners); and (c) the term "CAPITAL ACCOUNT TRIGGER DATE" shall mean the end of the taxable year of the Partnership in which the liquidation of a Partner's Interest in the Partnership occurs or, if later, within 90 days after the date of such liquidation.


                                   ARTICLE IV
                                   FINANCING

                 SECTION 4.01. PROJECT LOAN. Pursuant to that certain Credit Facility Agreement dated as of September 1, 1987, as the same has been amended (the "CREDIT FACILITY AGREEMENT"), the Partnership has obtained a loan from TULP Funding, an Affiliate of ARICO, in the aggregate principal amount of $130,000,000. The Credit Facility Agreement and all documents entered into in connection contemplated thereby shall not be amended without the prior written consent of each General Partner.

                 SECTION 4.02. REFINANCING. The Partnership has entered into a Commitment Agreement dated July 22, 1995 (the "COMMITMENT") with Teachers Insurance and Annuity Association of America ("TEACHERS") providing for a loan (the "TEACHERS LOAN") in the principal amount of $79,100,000.00 to refinance in part the loan made by TULP Funding. The Partners hereby approve the Teachers Loan and shall cause the Partnership to negotiate, execute and deliver loan documentation (including, without limitation, a mortgage on the Project) and otherwise take all necessary actions in order to close the Teachers Loan on terms and conditions consistent with those set forth in the Commitment.

                 SECTION 4.03. OTHER FINANCINGS. The Managing General Partner shall have the right and power to borrow money for the Partnership's account and grant liens and security interests upon the Partnership's properties as security therefor; provided, however, that if any borrowing, other than the Teachers Loan, would involve any lien whatsoever on any Partnership property, would violate or result in a breach of the terms and conditions of the Teachers Loan or would result in total outstanding borrowings and capitalized financing leases by the Partnership, in excess of $500,000.00, then the prior written consent of each other General Partner shall first be obtained, which consent shall not be unreasonably withheld.


                                   ARTICLE V
                                 DISTRIBUTIONS

                 SECTION 5.01. PREFERENCE RETURN. (a) During the Preference Period, ARICO shall be entitled to receive an annual preference return (the "PREFERENCE RETURN") equal to eight percent (8%) of its Capital Base. The Preference Return shall be computed on an annual basis, and shall be distributable on a monthly basis, with the Preference Return attributable to each calendar month distributable on the first day of the immediately succeeding calendar month. To the extent amounts distributable to ARICO pursuant to Section 5.03(c) are insufficient in any calendar month to fully pay the Preference Return for such month, the amount of the deficiency shall bear interest until paid at the rate of eight percent (8%) per annum commencing on the date such Preference Return would have been distributed if the amounts distributable to ARICO pursuant to Section 5.03(c) had been sufficient. The deficiency for each such month, together with accrued interest thereon, shall accumulate (such accumulation, including interest, being herein called the "CUMULATIVE PREFERENCE DEFICIT"). Accrued interest accumulated as part of the Cumulative Preference Deficit during each Fiscal Year and remaining unpaid as of each December 31 shall be compounded as of such date and shall thereafter bear interest until paid at the rate of eight percent (8%) per annum compounded annually.

                 (b) The "PREFERENCE PERIOD" commenced on October 15, 1989 and shall continue until the Preference Termination Date. The "PREFERENCE TERMINATION DATE" means the last day of the Fiscal Year during which the Preference Test has been satisfied. The "PREFERENCE TEST" shall be satisfied when, but only when, both (i) the Cumulative Preference Deficit (including any portion thereof attributable to the year in which the Preference Test is satisfied) has been retired and (ii) on an accrual basis for two consecutive full calendar years the following condition shall have been met: Preference Test Cash Flow for the applicable year equals or exceeds an amount equal to five times the Preference Return for such year. For purposes hereof, "PREFERENCE TEST CASH FLOW" shall mean the positive difference, if any, between
(A) Operating Revenues (excluding extraordinary, non-recurring items) plus net reductions in Reserves, and (B) the sum of (x) Operating Costs (excluding extraordinary, non-recurring items) and (y) Capital Expenditures and net increases in Reserves.

                 (c) 1212 and ARICO acknowledge and agree that as of June 30, 1995, the Cumulative Preference Deficit of ARICO is equal to $6,658,277.53.

                 SECTION 5.02. ADDITIONAL EQUITY PREFERRED RETURN. In the event that ARICO shall be required to make an Additional Equity Contribution pursuant to Section 2.02(a) hereof, ARICO shall be entitled to receive an annual preferred return (the "ADDITIONAL EQUITY PREFERRED RETURN") on ARICO's Unpaid Additional Equity Contribution at a rate equal to the Additional Equity Rate.

         (a)     For purposes of this Section 5.02:

                  (i) "UNPAID ADDITIONAL EQUITY CONTRIBUTION" shall mean for the applicable Fiscal Year an amount equal to the Additional Equity Contribution less the aggregate amount of distributions to ARICO pursuant to Section 5.05(i) hereof;

                  (ii) "ADDITIONAL EQUITY RATE" shall mean an annual rate equal to (A) 8.74% for the period commencing on the date hereof and ending on the date of the closing of the Teachers Loan, (B) 9.53% from the closing of the Teachers Loan through December 31, 2003 and (C), thereafter, at the Equity Refinancing Determined Rate;

                 (iii) "EQUITY REFINANCING DETERMINED RATE" shall mean an annual rate equal to the annual rate of interest on a loan, having a principal amount of $47,000,000.00, that would result in the sum of
         (i) the total annual interest charges under such $47,000,000.00 loan plus (ii) the total annual interest charges on a loan having a principal amount of $79,100,000.00 and bearing interest at the $79.1 Million Rate being equal to the total annual interest charges on a loan having a principal amount of $126,100,000.00 and bearing interest at the $126.1 Million Rate. The following is for illustration purposes only:

                          Assuming that the $126.1 Million Rate equals 12.5%
                 per year and the $79.1 Million Rate equals 10% per year, the annual interest charges for the $126.1 million loan and the $79.1 million loan will be as follows:

                 Principal Amount                  Interest Rate             Total Annual Interest Charges
                 ----------------                  -------------             -----------------------------
                 $126.1 million                    12.5%                         $15,762,500.00
                 $79.1 million                     10%                           $7,910,000 .00

                          The annual interest charges on the $47 million loan
                 that, when added to the annual interest charges on the $79.1 million loan would equal the annual interest charges on the $126.1 million loan, is calculated by taking the difference between the annual interest charges on the $126.1 million loan ($15,762,500.00) and the annual interest charges on the $79.1 million loan ($7,910,000.00) which difference equals $7,852,500.00. The annual rate on a $47 million loan required to yield $7,852,500.00 in annual interest charges equals 16.7% per year, which is calculated by dividing $7,852,500.00 by $47,100,000.00 and multiplying the result by 100. Thus, the Equity Refinancing Determined Rate, for purposes of this example, equals 16.7%;

                 (iv) "$126.1 MILLION RATE shall mean the annual rate at which an Institutional Lender would commit to lend, on or about December 31, 2003, a principal amount of $126,100,000.00, secured by a first mortgage on the Project, for a term of ten years on an interest-only basis during said term with the entire principal amount being due and payable at the end of said term;

                 (v) "$79.1 MILLION RATE" shall mean the annual rate at which an Institutional Lender would commit to lend, on or about December 31, 2003, a principal amount of $79,100,000.00, secured by a first mortgage on the Project, for a term of ten years on an interest-only basis during said term with the entire principal amount being due and payable at the end of said term; and

                 (vi) "INSTITUTIONAL LENDER" shall mean any bank, savings bank, savings and loan association, trust company, credit union, pension fund, insurance company or governmental entity which is duly authorized to issue the loans contemplated under Section 5.02 hereof.

On or after June 30, 2003, any Partner may notify the other Partners in writing that it desires to meet to attempt to agree on the $79.1 Million Rate and the
$126.1 Million Rate.   Each Partner shall be entitled to have its consultants
and experts participate in the meetings and discussions among the parties at such Partner's cost. If the Partners have not agreed on the $79.1 Million Rate and the $126.1 Million Rate, and executed and delivered among them a supplement to this Partnership Agreement setting forth the same within sixty (60) days after the giving of such notice, then any Partner may notify the others that it desires to invoke the arbitration procedure set forth in Section 5.09 to determine such rates.

                 (b) The Additional Equity Preferred Return shall be computed on an annual basis, and shall be distributable on a monthly basis, with the Additional Equity Preferred Return attributable to each calendar month distributable on the first day of the immediately succeeding calendar month.
To the extent that the amounts distributable to ARICO pursuant to Section 5.03(a) or Section 5.04(a), as the case may be, are insufficient in any calendar month to fully pay the Additional Equity Preferred Return for such month, the amount of the deficiency shall bear interest until paid, commencing on the dates such Additional Equity Preferred Return would have been distributed if the amounts distributable to ARICO pursuant to Section 5.03(a) or Section 5.04(a), as the case may be, had been sufficient, at an annual rate equal to 8.74% through December 31, 2003 and, thereafter, at an annual rate equal to the Additional Equity Rate. The deficiency for each month, together with accrued interest thereon, shall accumulate

(such accumulation, including interest, being herein called the "CUMULATIVE AEPR DEFICIT"). Accrued interest accumulated in the Cumulative AEPR Deficit during each Fiscal Year and remaining unpaid as of each December 31 shall be compounded as of such date and shall thereafter bear interest until paid at an annual rate equal to 8.74% through December 31, 2003 and, thereafter, at an annual rate equal to the Additional Equity Rate.

                 SECTION 5.03.    DURING THE PREFERENCE PERIOD.  Subject to
Section 5.05 hereof, Net Operating Cash Flow attributable to the Preference Period shall be determined and adjusted on a Fiscal Year basis, and shall be paid and distributed as follows and in the following order of priority:

                 (a)      First:   to ARICO in distribution of any Cumulative
AEPR Deficit.

                 (b)      Second:   to ARICO in distribution of the then
currently due Additional Equity Preferred Return.

                 (c)      Third:    to ARICO In distribution of any Cumulative
Preference Deficit to ARICO.

                 (d) Fourth: to ARICO in distribution of the then currently due Preference Return.

                 (e) Fifth: to the Partners, pro rata, in accordance with their then-applicable Sharing Ratios.

                 SECTION 5.04.    AFTER THE PREFERENCE PERIOD.  Subject to
Section 5.05 hereof, Net Operating Cash Flow attributable to the period of time after the Preference Period shall be determined and adjusted on a Fiscal Year basis and shall be paid and distributed as follows and in the following order of priority:

                 (a)      First:  as provided in Section 5.03(a) above.

                 (b)      Second:  as provided in Section 5.03(b) above.

                 (c)      Third:  as provided in Section 5.03(e) above.

                 SECTION 5.05. REFINANCING FUNDS AND SALE PROCEEDS. Refinancing Funds and Sale Proceeds shall be paid and distributed as follows and in the following order of priority:

                 (a) First: any debts of the Partnership (but not the separate debts of any Partner) secured by liens or security interests required to be discharged in connection with the realization of such Refinancing Funds or Sale Proceeds shall be paid.

                 (b)      Second:  to the extent, if any, not paid pursuant to
Section 5.05(a), in payment of the remaining principal and unpaid interest and other sums then due in respect of the Project Loan, if any, unless such payment is waived in writing by the holder or holders of the Project Loan.

                 (c)      Third:  to the extent, if any, not paid pursuant to
Section 5.05(a), in payment of the remaining principal and accrued, unpaid interest and other sums then due in respect of any Third Party Loan, unless such payment is waived by the holder or holders of such Third Party Loan.

                 (d)      Fourth:   to ARICO in distribution of any Cumulative
AEPR Deficit.

                 (e) Fifth: to ARICO in the amount of the unpaid Additional Equity Preferred Return, if any, payable for the Fiscal Year in which such Refinancing Funds or Sale Proceeds are being distributed, computed to the date of such distribution.

                 (f)      Sixth:   to ARICO in distribution of any Cumulative
Preference Deficit.

                 (g) Seventh: to ARICO in distribution, in the amount of the unpaid Preference Return, if any, payable for the Fiscal Year in which such Refinancing Funds or Sale Proceeds are being distributed, computed to the date of such distribution.

                 (h) Eighth: to ARICO, an amount equal to $616,781.18 (previously funded as Block Six and other extra costs).

                 (i) Ninth: to ARICO, an amount equal to the Unpaid Additional Equity Contribution, computed as of the date of such distribution.

                 (j) Tenth: to ARICO, in reduction of its Capital Base, in an amount equal to the remaining amount of its Capital Base (determined immediately prior to such distribution).

                 (k) Eleventh: to 1212, in an amount equal to the Equalizing Payment.

                 (l) Twelfth: to the Partners, pro rata, in accordance with their then-applicable Sharing Ratios.

                 SECTION 5.06.    EQUALIZING PAYMENT.  For purposes of Section
5.05 hereof, "EQUALIZING PAYMENT" means, as of any date for which it is determined, an amount computed as follows:

                 (1) The amount of each distribution actually made to ARICO pursuant to Section 5.05(j) shall be multiplied by a fraction, the numerator of which is the total amount, if any, distributed to 1212 pursuant to Section 5.03 and 5.04 hereof for the four

         (4) complete calendar quarters immediately preceding the sale or refinancing giving rise to such distribution to ARICO pursuant to
         Section 5.05(j), and the denominator of which is the total amount, if any, distributed to ARICO pursuant to Sections 5.03(c), 5.03(d), 5.03(e) and 5.04(c) hereof for the four (4) complete calendar quarters immediately preceding the sale or refinancing giving rise to such distribution to ARICO; provided that in no event shall such fraction exceed 40/60 (being 2/3rds);

                 (2) If more than one sale or refinancing has occurred, then each of the results obtained pursuant the preceding clause (1) shall be added together; and

                 (3) The Equalizing Payment shall be the sum determined pursuant to the preceding clauses (1) and (2), less the cumulative amount of all prior distributions actually made to 1212 pursuant to
         Section 5.05(k).

                 SECTION 5.07.    DISTRIBUTIONS OF CASH IN EXCESS OF RESERVES.
(a)  The Partnership shall distribute currently, in accordance with this
Article V, all cash available for distribution to the Partners in excess of the reasonable Reserves to be retained by the Partnership in accordance with the Annual Budget at the time in effect.

                 (b) To the extent of the cash so available for the purpose, the Partnership shall pay to the Partners on a quarterly basis, cumulative within the year, but not from year to year unless expressly set forth herein to the contrary, advances on the respective amounts distributable to them for the Fiscal Year pursuant to Sections 5.03(b) and 5.04(c) hereof.

                 (c) Within one hundred five (105) days after the end of each Fiscal Year, the Managing General Partner shall prepare and cause to be reviewed by the Partnership's Certified Public Accountant an accounting of the respective amounts distributable to the Partners for such Fiscal Year pursuant to this Article V. Any Partner who has received, in respect of such year, an aggregate amount in excess of the amount to which it is entitled under such accounting shall forthwith return such excess to the Partnership (provided that no such refund shall be required from ARICO for distributions of the Additional Equity Preferred Return or Preference Return actually accrued for such year or in respect of Cumulative Preference Deficit or Cumulative AEPR Deficit actually accumulated). If the Partnership has, in respect of such year, paid to any Partner an aggregate amount which is less than the amount distributable to such Partner pursuant to such accounting, the Partnership shall forthwith pay the amount of such shortfall to such Partner.

                 SECTION 5.08. DISTRIBUTIONS IN KIND. Distributions in kind may be made, proportionately according to their respective rights to cash distributions under this Article V, but also subject to all the provisions of this Agreement (including without limitation those provisions regarding future distributions), at any time with the consent of both 1212 and ARICO.

                 SECTION 5.09. RATE ARBITRATION. (a) In the event that any Partner desires to invoke the arbitration procedure set forth in this Section 5.09, the Partner invoking the arbitration procedure shall give a notice (the "ARBITRATION NOTICE") to the other Partners stating that the Partner sending the Arbitration Notice desires to meet within ten (10) days to attempt to agree on a single arbitrator (the "ARBITRATOR") to determine the $79.1 Million Rate or $126.1 Million Rate or both, as the case may be. If the Partners have not agreed on the Arbitrator within thirty (30) days after the giving of the Arbitration Notice, then any Partner, on behalf of all Partners, may apply to the local office of the American Arbitration Association or any organization which is the successor thereof (the "AAA") for appointment of the Arbitrator, or, if the AAA shall not then exist or shall fail, refuse or be unable to act such that the Arbitrator is not appointed by the AAA within sixty (60) days after application therefor, then any Partner, on behalf of all Partners, may apply to the Superior Court of the State of Washington in and for King County (the "COURT") for the appointment of the Arbitrator and the other Partners shall not raise any question as to the Court's full power and jurisdiction to entertain the application and make the appointment. The date on which the Arbitrator is appointed, by the agreement of the Partners, by appointment by the AAA or by appointment by the Court, is referred to herein as the "APPOINTMENT DATE". If any Arbitrator appointed hereunder shall be unwilling or unable, for any reason, to serve, or continue to serve, a replacement arbitrator shall be appointed in the same manner as the original Arbitrator.

                 (b) The arbitration shall be conducted in accordance with the then prevailing rules of the AAA, modified as follows:

                 (i) To the extent that the law of the State of Washington imposes requirements different than those of the AAA in order for the decision of the Arbitrator to be enforceable in the courts of the State of Washington, such requirements shall be complied with in the arbitration.

                 (ii) The Arbitrator shall be disinterested and impartial, shall not be affiliated with any Partner and shall be a mortgage broker or bank credit officer with at least ten (10) years experience in the determination of fair market value of interest rates on commercial loans.

                 (iii) Before hearing any testimony or receiving any evidence, the Arbitrator shall be sworn to hear and decide the controversy faithfully and fairly by an officer authorized to administer an oath and a written copy thereof shall be delivered to all Partners.

                 (iv) Within forty-five (45) days after the Appointment Date, the Partners shall deliver to the Arbitrator two (2) copies of their respective written determinations of any interest rate in dispute (each, a "DETERMINATION") together with such affidavits, appraisals, reports and other written evidence relating thereto as the submitting Partner deems appropriate; provided, however, that if any Partner is an Affiliate of any other

         Partner such affiliated Partners shall be entitled to submit among them only one Determination with respect to any such interest rate. After the submission of any Determination, the submitting Partner may not make any additions to or deletions from, or otherwise change, such Determination or the affidavits, appraisals, reports and other written evidence delivered therewith. If any Partner fails to so deliver its Determination within such time period, time being of the essence with respect thereto, such Partner shall be deemed to have irrevocably waived its right to deliver a Determination and the Arbitrator, without holding a hearing, shall, in the event that there is only one submitting Partner, accept the Determination of such submitting Partner as to the applicable interest rate. If all Partners, or more than one Partner, submits a Determination with respect to any interest rate in dispute within the forty-five (45) day period described above, the Arbitrator shall, promptly after its receipt of each Determination, deliver a copy of such Determination to the other Partners.

                 (v) If any interest rate has not been determined pursuant to clause (iv) of this subparagraph, then not less than fifteen (15) days nor more than thirty (30) days after the earlier to occur of (A) the expiration of the forty-five (45) day period provided for in clause (iv) of this subparagraph or the Arbitrator's receipt of the Determinations from the Partners (such earlier date is referred to herein as the "SUBMISSION DATE") and upon not less than ten (10) days notice to the Partners, the Arbitrator shall hold one or more hearings with respect to the determination of said interest rate. The hearings shall be held in the City of Seattle at such location and time as shall be specified by the Arbitrator. Each of the Partners shall be entitled to present all relevant evidence and to cross-examine witnesses at the hearings. The Arbitrator shall have the authority to adjourn any hearing to such later date as the Arbitrator shall specify, provided that in all events all hearings with respect to the determination of said interest rate shall be concluded not later than forty-five (45) days after the Submission Date.

                 (vi) As to any interest rate in dispute, except as otherwise provided in clause (iv) of this subparagraph, the Arbitrator shall be instructed, and shall be empowered only, to select as the interest rate that one of the Determinations which the Arbitrator believes is the more accurate determination of the $79.1 Million Rate or the $126.1 Million Rate or both, as the case may be. Without limiting the generality of the foregoing, in rendering his or her decision, the Arbitrator shall not add to, subtract from or otherwise modify the provisions of this Partnership Agreement or either of the Determinations.

                 (vii) As to any interest rate in dispute, the Arbitrator shall render his or her determination as to the selection of a Determination in a signed and acknowledged written instrument, original counterparts of which shall be sent simultaneously to all Partners, within ten (10) days after the earlier to occur of (A) his or her determination of such interest rate pursuant to clause (iv) of this subparagraph or (B) the conclusion of the hearing(s) required by clause (v) of this subparagraph.

                 (c) This provision shall constitute a written agreement to submit any dispute regarding the determination of the $79.1 Million Rate or $126.1 Million Rate or both, as the case may be, to arbitration.

                 (d) The arbitration decision, determined as provided in this Section 5.09, shall be conclusive and binding on the Partners, shall constitute an "award" by the Arbitrator within the meaning of the AAA rules and applicable law and judgment may be entered thereon in any court of competent jurisdiction.

                 (e) Each Partner shall pay its own fees and expenses relating to the arbitration (including, without limitation, the fees and expenses of its counsel and of experts and witnesses retained or called by it). Each Partner shall pay the fees and expenses of the AAA and of the Arbitrator to the extent of its Sharing Ratio, provided that (i) the Arbitrator shall have the authority to award such fees and expenses in favor of the prevailing Partner and (ii) if either Partner fails to submit a Determination within the period provided therefor, such non-submitting Partner shall pay all of such fees and expenses.

                                   ARTICLE VI
                            ALLOCATIONS; TAX MATTERS

                 SECTION 6.01. GENERAL ALLOCATION OF PROFITS. Except as otherwise provided in this Article VI, Profits occurring in any Fiscal Year or portion thereof shall be allocated to the Partners in the same proportion as cash is distributed during such year or portion thereof pursuant to Sections
5.03 or 5.04 hereof, as appropriate, or, if no cash is so distributed, 99% to ARICO and 1% to 1212.

                 SECTION 6.02. GENERAL ALLOCATION OF LOSSES. (a) Except as otherwise provided in Section 6.02(b) hereof or elsewhere in this Article VI, Losses occurring in any Fiscal Year or portion thereof shall be allocated to the Partners in the same proportion as cash is distributed during such year or portion thereof pursuant to Sections 5.03 or 5.04 hereof, as appropriate, or, if no cash is so distributed, 99% to ARICO and 1% to 1212.

                 (b) The Losses and other items in the nature of expenses or losses otherwise allocable to any Partner pursuant to Sections 6.02(a) and
6.03 hereof, respectively, shall not exceed the maximum amount of such items that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. To the extent that Losses or other items in the nature of expenses or losses to be allocated pursuant to Sections 6.02(a) or 6.03 hereof, respectively, during any Fiscal Year would cause a Partner to have an Adjusted Capital Account Deficit at the end of that Fiscal Year, then such Losses and other items (or the portion thereof which would cause such an Adjusted Capital Account Deficit) shall be allocated 100% to the other Partner until such time as any further allocation to such other Partner pursuant to this Section 6.02(b) would cause such other Partner to have an Adjusted Capital Account Deficit.

                 SECTION 6.03. SPECIAL ALLOCATIONS. (a) PARTNERSHIP MINIMUM GAIN CHARGEBACK. Notwithstanding any provision in this Article VI to the contrary, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each General Partner shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to the greater of (A) the portion of such Partner's share of the net decrease in Partnership Minimum Gain during such taxable period that is allocable (in accordance with the principles set forth in Section 1.704-1T(b)(4)(iv)(e)(2) of the Section 704(b) Regulations) to the disposition of Partnership property subject to one or more Nonrecourse Liabilities of the Partnership, or (B) the deficit balance in such Partner's Adjusted Capital Account at the end of such taxable period (modified, as appropriate, by Section 1.704-IT(b)(4)(iv)(e)(2) of the Section 704(b) Regulations). The items to be so allocated shall be determined in accordance with Section 1.704-1T(b)(4)(iv)(e) of the Section 704(b) Regulations and, for purposes of this Section 6.03(a), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to Article VI hereof with respect to such taxable period. This
Section 6.03(a) is intended to comply with the partnership minimum gain chargeback requirement in Section 1.704-1T(b)(4)(iv)(e) of the Section 704(b) Regulations and shall be interpreted consistently therewith.

                 (b) CHARGEBACK OF MINIMUM GAIN ATTRIBUTABLE TO PARTNER NONRECOURSE DEBT. Notwithstanding the other provisions of this Section 6.03 (other than Section 6.03(a)), if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any Partnership taxable year, any Partner with a share of Minimum Gain Attributable to Partner Nonrecourse Debt at the beginning of such year shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in proportion to and to the extent of, an amount equal to the greater of (A) the portion of such Partner's share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt that is allocable (in accordance with the principles set forth in Section 1.704-1T(b)(4)(iv)(h)(4) of the Section 704(b) Regulations) to the disposition of Partnership property subject to such Partner Nonrecourse Debt or (B) the deficit balance in such Partner's Adjusted Capital Account at the end of such year (modified, as appropriate, by Section 1.704-1T(b)(4)(iv)(h)(4) of the Section 704(b) Regulations). The items to be so allocated shall be determined in a manner consistent with the principles of
Section 1.704-1T(b)(4)(iv)(e) of the Section 704(b) Regulations and, for purposes of this Section 6.03(b), each Partner's Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Article VI other than the allocations prescribed by Section 6.03(a), if applicable, with respect to such year. This Section 6.03(b) is intended to comply with the chargeback of items of income and gain requirement in Section 1.704-1T(b)(4)(iv)(h)(4) of the Section 704(b) Regulations and shall be interpreted consistently therewith.

                 (c)      QUALIFIED INCOME OFFSET.  Except as provided in
Section 6.03(a) or 6.03(b) above, if any Partner unexpectedly receives an adjustment, allocation, or distribution specified in Section 1.704-1(b)(2)(ii)(d)(4)-(6) of the Section 704(b) Regulations which causes or increases an Adjusted Capital Account Deficit with respect to such Partner, such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate, to the maximum extent required by Section 1.704-1(b)(2)(ii)(d) of the Section 704(b) Regulations, such Adjusted Capital Account Deficit as quickly as possible. This provision is intended to constitute a "qualified income offset" within the meaning of such section of the Section 704(b) Regulations and shall be interpreted consistently therewith.

                 (d) DEPRECIATION. Depreciation in respect of the Building shall be allocated 50% to 1212 and 50% to ARICO until 1212 has received as a result of such allocation, for each Fiscal Year, aggregate depreciation, cost recovery and amortization deductions for federal income tax purposes equal to the amount of depreciation, cost recovery and amortization allocable pursuant to Section 6.5 of the limited partnership agreement of 1212, dated October 14, 1986, and amended on September 1, 1988. Any Depreciation not specifically allocated in the preceding sentence of this Section 6.03(d) shall be included in the computation of Profits or Losses.

                 (e) OPERATING GROSS INCOME. All items of Partnership gross income other than that from the disposition of the Project shall be allocated 50% to 1212 and 50% to ARICO until the amounts of such allocations pursuant to this Section 6.03(e) shall equal the amounts of the Depreciation deductions allocated pursuant to Section 6.03(d) above. Any items of Partnership gross income described, but not specifically allocated, in the preceding sentence or elsewhere in this Section 6.03 shall be included in the computation of Profits or Losses.

                 (f) DEBT SERVICE EXPENSE. That portion of any Partnership deduction, for federal income tax purposes, in respect of Debt Service shall be included in the computation of Profits or Losses.

                 (g) PROPERTY GAIN. Property Gain occurring in any Fiscal Year shall be allocated as follows (after giving effect to the other allocations contained in this Article VI):

                 (i) If any Partner's capital account has a negative balance (prior to giving effect to distributions under Section 5.05 or 12.03, as appropriate, then (A) if only one Partner's capital account balance is negative, any Property Gain shall first be allocated to such Partner until its capital account balance is zero, and (B) if more than one Partner's capital account balance is negative, Property Gain shall first be allocated among such Partners having negative capital account balances in a manner and in the proportion that causes their respective negative capital account balances to be (to the extent possible) in the same ratio as their Sharing Ratios and shall thereafter be allocated to such Partners in accordance with their Sharing Ratios until the capital account balances of all such Partners are zero.

                 (ii) Thereafter, Property Gain in excess of that allocated pursuant to Section 6.03(g)(i) hereof, if any, shall be allocated to the Partners in the order and to the extent necessary to increase their respective capital accounts, to the maximum extent possible, to balances equal to the distributions to be made to them in connection with the refinancing or sale (or dissolution) under Sections 5.05 or
         12.03 hereof.

                 (h) PROPERTY LOSS. Any Property Loss shall be allocated to the Partners in the order and to the extent necessary to decrease their respective capital accounts, to the maximum extent possible, to balances equal to the distributions to be made to them in connection with the refinancing or sale (or dissolution) under Sections 5.05 or 12.03 hereof.

                 (i) IMPUTED INTEREST. To the extent the Partnership has imputed interest income or expense pursuant to Section 483, Sections 1271 through 1288, or Section 7872 of the Code with respect to any deferred capital contribution to or distribution from the Partnership, or with respect to any loan or advance of funds to or from the Partnership, that imputed interest income or expense shall be specially allocated to the Partner to whom such capital contribution, distribution or loan relates.

                 (j) SECTION 754 ELECTION. To the extent an adjustment to the Adjusted Basis of any Partnership asset pursuant to Section 734(b) or
Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Section 704(b) Regulations, to be taken into account in determining capital accounts, the amount of that adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and that gain or loss shall be specially allocated to the Partners in the manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to that Treasury Regulation.

                 (k) GUARANTEED PAYMENTS. Any Partnership deduction or loss in respect of a "guaranteed payment" (within the meaning of Section 707(c) of the Code) shall be allocated in the manner specified in Section 3.05 hereof if such provision is applicable; otherwise any such deduction or loss shall be included in the computation of Profits or Losses.

                 (l) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Sharing Ratios. If the Managing General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the "safe harbor" requirements of the
Section 704(b) Regulations, the Managing General Partner may, with the prior consent of all other General Partners, revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

                 (m) PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-1T(b)(4)(iv)(h) of the Section 704(b) Regulations. If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

                 (n) NONRECOURSE LIABILITIES. For purposes of Treasury Regulation Section 1.752-1T(e)(3)(ii)(C), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Sharing Ratios.

                 (o)      OTHER ITEMS.  Except as otherwise provided in this
Section 6.03, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be allocated among the Partners in the same proportion as they share Profits or Losses, as the case may be, for the applicable Fiscal Year or other period.

                 SECTION 6.04. CURATIVE ALLOCATIONS. (a) The allocations (or limitations thereon) set forth in Sections 6.02(b), 6.03(a), 6.03(b), 6.03(c), 6.03(j), 6.03(l) and 6.03(m) hereof (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of the Section 704(b) Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the Managing General Partner is hereby authorized to divide allocations of Profits, Losses and other items of income, gain, deduction, and loss among the Partners so as to prevent the Regulatory Allocations from altering the manner in which Partnership distributions would be divided among the Partners pursuant to Articles V or XII of the Agreement if Profits, Losses and all other items of income, gain, loss and deduction had been allocated solely pursuant to Sections 6.01, 6.02 (excluding Section 6.02(b)) and Section 6.03 (excluding Section 6.03(a), (b), (c), (j), (l) and (m)) hereof. In general, the Partners anticipate that this will be accomplished by specially allocating other Profits, Losses, and items of income, gain, loss, and deduction among the Partners so that the net amount of the Regulatory Allocations and of such special allocations to each such Partner is zero.

                 (b) In the event that either (i) a disbursement to a Partner characterized by the Agreement as a payment (in the nature of a guaranteed payment, a fee or otherwise) to the recipient is ultimately recharacterized (as the result of an audit of the Partnership's returns or otherwise) as a distribution for federal income tax purposes, or (ii) a disbursement to a Partner characterized as a distribution pursuant to Article V is ultimately recharacterized as a payment (in the nature of a guaranteed payment, a fee or otherwise) for federal income tax purposes, the provisions of this Article VI shall be applied as if the payment had initially been characterized in a manner consistent with its ultimate characterization; provided, however, if any such recharacterization gives rise to a deduction not theretofore claimed by the Partnership, such deduction shall, to the maximum extent possible, be allocated to the recipient of such payment.

                 SECTION 6.05. ALLOCATIONS IN RESPECT OF TRANSFERRED INTERESTS. If all or any portion of a Partner's Interest in the Partnership is transferred in any Fiscal Year, all items of Profit, Loss, income, gain, deduction and loss attributable to such Interest (or a portion thereof) in that Fiscal Year shall be divided and allocated between the transferor and transferee by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the transferor Partner.

                 SECTION 6.06. SPECIAL TAX ALLOCATIONS. (a) CONTRIBUTED PROPERTY. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, if any asset or property contributed to the Partnership is Special Property, income, gain, loss and deduction with respect to such asset shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the Adjusted Basis of that property to the Partnership and its Carrying Value (computed in accordance with Section 3.04(b)(i) hereof).

                 (b) REVALUED PROPERTY. In the event the Carrying Value of any Partnership asset is determined (or redetermined) pursuant to Section 3.04(b) hereof, subsequent allocations of income, gain, loss and deduction for federal income tax purposes with respect to that asset shall take into account any variation between the Adjusted Basis (or prior Carrying Value) of that asset and its newly determined (or redetermined) Carrying Value in the same manner as the variation between Adjusted Basis and Carrying Value is taken into account under Section 6.06(a) hereof with respect to contributed Special Property.

                 (c) RECAPTURE OF DEDUCTIONS AND CREDITS. If any "recapture" of deductions or credits previously claimed by the Partnership is required under the Code upon the sale or other taxable disposition of any Partnership property, those recaptured deductions or credits shall, to the extent possible, be allocated to the Partners pro rata in the same manner that the deductions and credits giving rise to the recapture items were originally allocated using the "first-in, first-out" method of accounting; provided, however, that this Section 6.06(c) shall affect the characterization but not the amount of income allocated among the Partners for tax purposes.

                 (d) EFFECT OF SPECIAL TAX ALLOCATIONS. Allocations made pursuant to this Section 6.06 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Partner's capital account or share of Profits, Losses, gains, losses, other items or distributions pursuant to any provision of the Agreement including this Article VI.

                 SECTION 6.07. DEPRECIATION. Depreciation of each depreciable asset of the Partnership shall be computed by the straight line method. The selection of depreciable lives for the assets of the Partnership for both accounting and tax purposes shall be acceptable to each General Partner.

                 SECTION 6.08. SPECIAL BASIS ADJUSTMENTS. In connection with any sale or exchange of a Partner's Interest (or of an interest in any Partner or in any partner in a Partner) permitted by the terms of this Agreement, and in connection with any distribution to a Partner, the Managing General Partner shall cause the Partnership, at the request of any Partner, and at the time and in the manner provided in United States Treasury Regulations
Section 1.754-1(b) (or any like statute or regulation then in effect), to make an election to adjust the basis of the Partnership's property in the manner provided in Sections 734(b) and 743(b) of the Code, or any like statute or regulation then in effect.

                 SECTION 6.09. PARTNERSHIP LEVEL TAX MATTERS. The Partners hereby designate the Managing General Partner as the tax matters partner of the Partnership pursuant to Section 6231(a)(7) of the Code. The Managing General Partner shall keep the other Partners informed of any material matter which may come to the attention of the Managing General Partner in its capacity as tax matters partner by giving the other Partners notice thereof within 10 business days after the Managing General Partner becomes aware of such matter. This provision is not intended to authorize the Managing General Partner to take any action which is left to the determination of an individual Partner under Sections 6222 through 6233 of the Code, nor does it constitute a waiver by the other Partners of any right provided in such sections.

                 SECTION 6.10. OTHER MATTERS. (a) The Partners intend and agree that the Preference Return shall not be considered or treated as a "guaranteed payment" within the meaning of such term in Section 707(c) of the Code.

                 (b) At all times 1212 shall be, or have as its direct or indirect General Partner, either an individual, corporation, or a partnership having substantial assets (within the meaning of Treas. Reg. Section 301.7701-2(d) and excluding from such assets his or its interest in the Partnership or 1212) which could be reached by a creditor of the Partnership. WRALP hereby represents that, at the execution of this Agreement, its net worth (computed based on the current fair market value of its assets [excluding any direct or indirect interest in the Partnership], and assuming that WRALP is the sole general partner of 1201) is sufficient to satisfy Section 4.07 of Rev. Proc. 89-12, 1989-7 I.R.B. 22.

                 (c) Except as required pursuant to Section 6.06 hereof, in no event shall the General Partners, as a group, be allocated less than one percent (1%) of any material item of Partnership income, gain, loss, deduction, or credit.


                                  ARTICLE VII
                                   MANAGEMENT

                 SECTION 7.01. MANAGEMENT. The initial Managing General Partner shall be 1212 in its capacity as General Partner. Subject to the limitations and restrictions set forth in this Agreement, the Managing General Partner shall conduct the business and affairs of the

Partnership. In so doing, the Managing General Partner shall act in good faith in the performance of its obligations hereunder and in promoting the best interests of the Partnership when dealing with Third Parties, including Affiliates, and shall use at least the same degree of diligence in managing and conducting the affairs of the Partnership that the Managing General Partner and each Affiliate of the Managing General Partner uses in managing and conducting its own affairs, but in no event less than the same degree of diligence that first class operators of commercial projects comparable to the Building use in managing and conducting their own affairs. Without limiting the foregoing, the Managing General Partner shall (subject to the limitations and conditions elsewhere provided in this Agreement, including, without limitation, the limitations set forth in Section 7.05 hereof) have the following rights and powers and shall perform the following duties:

                 (a) to hold, acquire or retain title to real, personal, and mixed properties in the name of and on behalf of the Partnership;

                 (b) to execute in the name of the Partnership leases and amendments thereto in accordance with Section 7.04 covering any premises in the Project or any other property leased, owned or acquired by the Partnership, and to perform, or have performed, the obligations of the Partnership in said leases, and to attempt in good faith to maintain said leases in effect;

                 (c)      to (i) control and manage the Partnership's assets,
         (ii) arrange for the maintenance and repair of the Project and any other properties and projects in which the Partnership may acquire an interest and (iii) handle collections and disbursements of the Partnership's funds (including opening and maintaining bank accounts on behalf of the Partnership);

                 (d) to take such actions as may be necessary or desirable to cause the Partnership and its properties to comply with all applicable laws, rules and regulations of governmental agencies having jurisdiction over the Partnership or Project;

                 (e) to cause the Partnership to pay and perform its obligations with respect to all indebtedness owing by the Partnership or secured by any of the Partnership's assets, provided that the Managing General Partner shall not be liable for any loss resulting from any nonmonetary default under any such indebtedness unless such nonmonetary default is the result of the Culpable Acts of the Managing General Partner;

                 (f) to pay and discharge for the account of the Partnership, as the same become due and payable, all taxes and assessments levied and assessed against the Partnership or any of its assets;

                 (g) to carry such insurance as the Managing General Partner may deem necessary or appropriate, but in all events the Managing General Partner shall cause the

         Partnership to maintain in force and effect throughout the term of this Agreement all insurance (i) required by the terms of (A) any indebtedness of the Partnership or any indebtedness which is secured by liens or security interests on any of the Partnership's assets or
         (B) any tenant lease or other agreement binding on the Partnership or
         (ii) which is reasonably requested by any other General Partner;

                 (h) At the request of ARICO, to borrow funds sufficient to pay certain Partnership expenditures in order to assist ARICO in maintaining its status as a qualified REIT subsidiary and in maintaining ARICO Parent's status as a REIT, in accordance with
         Article XIV;

                 (i) To institute, prosecute and defend actions and proceedings at law or in equity on behalf of the Partnership; and

                 (j) To maintain all records and other information and items as are required by the Partnership Law.

                 SECTION 7.02. DISPOSITION OF PROJECT. (a) Notwithstanding the provisions of Section 7.01 and except as expressly permitted in Section
4.03 or Section 7.02(b), the Managing General Partner shall not, without the prior written consent of each other General Partner, which consent may be withheld in the discretion of such other General Partner or General Partners, as the case may be, transfer or otherwise dispose of all or any substantial part of the Project or other properties of the Partnership, or pledge or otherwise encumber all or any part of the Project, or any interest of the Partnership therein, or other properties of the Partnership, as security for indebtedness incurred on behalf of the Partnership.

                 (b) The following dispositions of Partnership property may be made without the prior consent of each General Partner who is not the Managing General Partner: (i) easements and other similar encumbrances incidental to the construction, operation, maintenance and repair of the Project in the ordinary course of business and (ii) dispositions of Partnership property, the fair value of which at the time of the disposition thereof is less than $25,000 for each individual item and the aggregate fair value of which during each twelve (12) month period is less than $100,000, and which, individually and in the aggregate with all other dispositions of the Project or other properties of the Partnership, do not have a material adverse effect on the operation, maintenance and management of the Project or the business and assets of the Partnership,

                 SECTION 7.03. MANAGEMENT AGREEMENT. (a) The Partnership has appointed WRALP as Manager pursuant to the Management Agreement to operate, manage, and maintain the Project. Any amendment, modification or termination of the Management Agreement from time to time shall be subject to the reasonable approval of each of the General Partners, which approval, in the case of ARICO may take into account ARICO's status as a qualified REIT subsidiary and ARICO's Parent's status as a REIT. Any successor Manager shall be selected and appointed by the Managing General Partner, subject to the approval of each General Partner; provided, however, that the approval of ARICO to the selection and appointment of any successor Manager shall not be required if such successor Manager is an Affiliate of WRALP, if (but only if) 1212 at the time of the selection and appointment of the successor Manager is also an Affiliate of WRALP. In all events the selection, appointment and identity of the Manager and the Manager's relationship to any Partner, to any partner in or shareholder of any Partner, and to any of their respective Affiliates shall in all respects satisfy the requirements of Article XIV.

                 (b) Any Management Agreement between the Partnership and a Manager who is an Affiliate of a General Partner or of any Person who, directly or indirectly, is a partner in a General Partner, shall be terminable, without penalty and without cause, by the Partnership at the request of any General Partner who is not the Managing General Partner at and after any time that such General Partner ceases to be a General Partner of the Partnership or such Person ceases to be a partner in a General Partner, or such Manager ceases to be an Affiliate of the then General Partner or of such partner in the General Partner (whether because of changes in the constitution of the General Partner or in the ownership of the Manager or otherwise).

                 (c) The Managing General Partner shall cause the Management Agreement to provide that any portion of the management fees under the Management Agreement not paid by tenants pursuant to their leases as a component of operating expenses payable thereunder shall be payable by the Partnership only after current distribution of the Additional Equity Preferred Return and Preference Return for the applicable period and any resulting deficit in the management fee shall not be cumulated or deferred to a later period; provided, however, that unless otherwise agreed to by ARICO, in lieu of any such portion of the management fee not being paid, 1212 shall contribute the amount thereof to the Partnership in order for such to be paid. The management fee payable to any such Affiliate Manager shall be in lieu of any other payments in respect of the operations, maintenance and management of the Project (including all salaries, benefits, overhead, general and administrative costs and expenses and other costs and expenses incurred in connection with or incidental to the operations, maintenance and management of the Project), except such of the foregoing items as to (i) on-site personnel, or (ii) central office technical support staff services billed on an hourly basis, as provided in an approved Annual Budget.

                 SECTION 7.04. LEASING. (a) The Managing General Partner shall have the right from time to time to enter into leases for premises in the Project or any other property leased, owned or acquired by the Partnership, provided that the terms of such leases are in conformity with the most recently approved Annual Budget, or current leasing guidelines (as amended from time to time in accordance with this Agreement, the "LEASING GUIDELINES"). The Managing General Partner may only amend, modify, or terminate an existing lease with the prior approval of the other General Partner. Leasing Guidelines will be prepared by the Managing General Partner and consented to by each of the other General Partners other than the Managing General Partner. At least once per calendar year the Managing General Partner shall, and each other General Partner may, review the then-current Leasing Guidelines and propose any changes to such Leasing Guidelines as the Managing General Partner or General Partner reasonably determines is necessary to make such Leasing Guidelines consistent with the then-current market conditions affecting the Project. Any proposed changes to the Leasing Guidelines shall be subject to the prior approval of each of the General Partners.

                 (b) Anything to the contrary provided in subsection (a) of this Section 7.04 notwithstanding, the Managing General Partner shall not execute any leases for space in the Building with terms that would result (together with the other leases for space in the Building) in the artificial early termination of the Preference Period (for example, but without limitation, leases providing for the payment of disproportionately high parts of the rents or disproportionately low parts of operating expenses during a particular month or during the early years of the lease terms), without the prior written approval of ARICO, which approval may be withheld or conditioned upon the spreading of any rental payments evenly over the terms of such leases for purposes of determining the end of the Preference Period.

                 SECTION 7.05.    BUDGETARY APPROVAL PROCESS.   Each Annual
Budget and any changes thereto, shall be subject to the prior approval of each General Partner in accordance with the procedures set forth in this Section 7.05; provided, however, that the Managing General Partner may, provided that the same does not adversely affect the operation of the Project or the Partnership, without the consent of each other General Partner, to the extent of cost savings in any line item, (i) reallocate from the line item, and (ii) allocate amounts to any line item. At least forty-five (45) days prior to the commencement of a Fiscal Year and (subject to the right to reallocate as permitted above) at least forty-five (45) days prior to the implementation of any change in any approved Annual Budget then in effect, the Managing General Partner shall submit the proposed, reasonably prepared Annual Budget or the proposed revised Annual Budget as the case may be, to each other General Partner. Such General Partner or General Partners, as the case may be, shall then have forty-five (45) after receipt of the proposed Annual Budget in which to review the same and to give the Managing General Partner written notice of its approval or disapproval thereof, such approval not to be unreasonably withheld. If any General Partner fails to give written notice of its disapproval thereof, specifying its objections in reasonable detail, on or before the expiration of such 45-day period, then such General Partner shall be deemed to have approved such proposed Annual Budget. In the event that any General Partner shall disapprove of any Annual Budget or any changes to any Annual Budget, then pending the revision of the same by the Managing General Partner and the approval of the same as revised by such General Partner, the Annual Budget in effect for the Fiscal Year immediately preceding the Fiscal Year for which the Annual Budget has not yet been approved (or in the case of proposed changes to an Annual Budget then in effect, the Annual Budget as then in effect without regard to the proposed changes) shall continue in effect; provided that the same shall automatically be adjusted for increases, if any, in Non-Discretionary Expenditures to Third Parties beyond the reasonable control of the Managing General Partner, any direct or indirect general partner in the Managing General Partner, or any of their respective Affiliates. For purposes hereof, "NON-DISCRETIONARY EXPENDITURES" shall mean expenditures for required Debt

Service (other than Debt Service on loans which are not secured by liens on the Project), taxes, utilities, insurance and any other item which reasonably must be expended to protect the Project. Anything to the contrary provided in this Agreement notwithstanding, the Managing General Partner shall be authorized to incur and pay on behalf of the Partnership (or take or omit to take such actions that will result in the Partnership incurring) only those expenditures which are included in the approved Annual Budget then in effect; provided, however, that the Managing General Partner shall, in addition, be authorized to incur and pay such additional expenditures as may be reasonably required as a result of, or to prevent, any emergency situation in which property damage that would materially adversely affect the Partnership or the Project or personal injury has occurred or is imminent.

                 SECTION 7.06.    EMPLOYEES.       The Partnership shall have
no employees except with the prior written consent of ARICO (such consent not to be unreasonably withheld), and all construction, leasing, providing of services to tenants, and other activities of the Partnership shall be performed by independent contractors to the full extent required to qualify ARICO as a qualified REIT subsidiary and to qualify ARICO Parent as a REIT (when considering ARICO's interest hereunder separately from other assets that may be owned by ARICO), or as otherwise consented to by ARICO in its sole discretion.

                 SECTION 7.07. TERMINATION OF MANAGING GENERAL PARTNER. (a) ARICO may elect by written notice to 1212 to terminate 1212 as the Managing General Partner and to become the Managing General Partner at any time and for any reason or no reason.

                 (b) Upon termination of 1212 as the Managing General Partner, 1212 shall deliver to the new Managing General Partner the following with respect to the Project and other assets and liabilities of the
Partnership:

                 (i) within ninety (90) days after such termination, a final accounting, reflecting the balance of income and expenses as of the date of termination,

                 (ii) as soon as practicable, but, in no event, later than thirty (30) days following such termination, any funds of the Partnership, including, without limitation, all funds in any bank accounts, held by the Managing General Partner and any tenant security deposits with respect to Partnership properties, and

                 (iii) immediately upon such termination, all records, contracts, leases, receipts for deposits, unpaid bills, and other papers or documents which are in the Managing General Partner's possession or which are reasonably obtainable by the Managing General Partner and which pertain to the Partnership or its properties.

                 SECTION 7.08. DUTIES AND CONFLICTS. (a) Subject to other standards or requirements that may be provided by specific provisions of this Agreement, the following general provisions shall apply to 1212 or ARICO, as indicated below:

                 (i) The 1212 Group and ARICO shall only be obligated to devote such time and attention to the conduct of the Partnership's business as shall be reasonably required therefor, but shall not be obligated to devote their full time and attention, or that of their respective officers, employees, consultants or advisors, to the conduct of such business.

                 (ii) Each of 1212 and ARICO shall act in good faith in the performance of their obligations hereunder, and each shall be liable to the Partnership and to the other Partners for the consequences of its Culpable Acts in the exercise of (or the failure to exercise) its rights, duties and responsibilities arising hereunder or at law.

                 (iii) Managing General Partner shall not allow ARICO's name to be used in conjunction with the name of the Partnership, and Managing General Partner shall not disclose any of the rights or powers of ARICO hereunder to any Person except in the ordinary and necessary course of business with such Person, unless such disclosure is approved in writing by ARICO, or unless such disclosure is required by law.

                 (b)      With respect to all matters and transactions between
(i) the Partnership, on the one hand, and (ii) any Affiliate of the Managing General Partner or any other person with whom the Managing General Partner (or person who is directly or indirectly a partner in the Managing General Partner) maintains a continuing business relationship (whether or not such other person is an Affiliate of the Managing General Partner or any person who is directly or indirectly a partner in the Managing General Partner), on the other hand, the Managing General Partner shall conduct itself and make decisions with respect to the Partnership in a manner consistent with the Managing General Partner's fiduciary duties as a General Partner (subject to Section 7.05(c)), and as if it were dealing with an unrelated party on an arm's-length basis.

                 (c) Nothing contained in this Agreement shall be construed so as to prohibit any Partner or any Affiliate of such Partner from owning, operating, or investing in any real estate development not owned or operated by the Partnership wherever located. Each Partner agrees that the other Partner or any Affiliate of such Partner may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, including but not limited to the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, and neither the Partnership nor the Partners shall have any rights by virtue of this Agreement in and to said independent ventures or to the income or profits derived therefrom. Notwithstanding the foregoing, no Partner or Affiliate shall acquire fee ownership of the Block Six Land for such Partner's or Affiliate's own account unless such Partner or Affiliate has first afforded the Partnership an opportunity to acquire such Block Six Land on substantially the same terms. The Managing General Partner shall use sound business judgment in projecting the future cash requirements of the Partnership, and in establishing reserves therefor.

                 SECTION 7.09. COMPENSATION. Except as expressly provided in this Section 7.09, or as expressly and specifically approved by each General Partner, neither the

Managing General Partner nor any Affiliate of the Managing General Partner shall be paid compensation for services to the Partnership. Notwithstanding the foregoing, the Managing General Partner shall be reimbursed by the Partnership for all actual, reasonable and necessary expenses incurred in connection with the discharge of its duties as the Managing General Partner under this Agreement, except that the Managing General Partner shall not be reimbursed for any General Overhead Costs and Expenses, for any amounts required to be borne or contributed by Managing General Partner under this Agreement, or for any expenses resulting from the Culpable Acts of Managing General Partner. In addition to such reimbursement, the Managing General Partner, or one or more of its Affiliates, shall receive, as compensation for all services performed or to be performed by them for the Partnership, the following:

                 (a) If, and for so long as an Affiliate of 1212 is the Manager, the Manager shall be entitled to receive management fees and leasing commissions from the Partnership in accordance with the Management Agreement.

                 (b) Any Affiliate of the Managing General Partner that performs certain accounting services for the Partnership in connection with (i) the preparation of the Partnership's books and records for the annual audit described in Section 8.01 hereof and (ii) the preparation of the Partnership tax returns shall be reimbursed for the actual and direct cost of performing such services; provided, however, no such reimbursements shall exceed the additional amount that the Partnership's Certified Public Accountant would reasonably have been expected to charge for such annual audit or such tax return if such preparatory accounting services had not been performed.

                 SECTION 7.10. AUTHORITY OF MANAGING GENERAL PARTNER. To the extent provided by the Partnership Law, no person dealing with the Partnership (other than a Partner, any person who is, directly or indirectly, a partner in any Partner, or any Affiliate of any Partner or any such person) shall be required to inquire into the authority of the Managing General Partner to take any action or make any decision under this Agreement which, pursuant to the provisions of this Agreement or the Partnership Law, does not require the express approval, consent or joinder of any General Partner who is not the Managing General Partner and/or the Limited Partner. However, the preceding sentence shall not operate to expand or limit the authority, powers, duties or obligations of the Managing General Partner under this Agreement. The General Partners other than the Managing General Partner (being only ARICO on the date hereof) shall have all of the powers of general partners under the Act, but shall not have the right to sign for or bind the Partnership, except as otherwise provided in this Agreement.

                 SECTION 7.11. CERTAIN RIGHTS AND PRIVILEGES OF GENERAL PARTNERS. In addition to the rights of the General Partners set forth elsewhere in this Agreement or otherwise available at law or in equity, each General Partner that is not the Managing General Partner shall have the following special rights and privileges:

                 (a) the right, subject to the terms of lease agreements to Third Parties, of access (personally or through a representative) to the Project and any other properties owned or controlled by the Partnership, at all reasonable times and at its own risk and expense, and the right to observe all operations thereon.

                 (b) the right (personally or through a representative) to inspect and audit at all reasonable times all books, records or invoices of the Partnership and of the Managing General Partner pertaining to any matters of accounting or pertaining to the acquiring, developing, or operating of the Partnership's business or assets, all of which books, records and invoices shall be kept at an office to be maintained by the Managing General Partner in the City of Seattle, Washington, or in such other location as may be approved by each of the General Partners.

                 (c) the right to consult with the Managing General Partner with respect to the business of the Partnership on a regular basis, and to advise the Managing General Partner with respect to the business of the Partnership.


                                  ARTICLE VIII
                               BOOKS AND RECORDS

                 SECTION 8.01. ACCOUNTING. The Fiscal Year of the Partnership shall be a calendar year. The Partnership shall keep and maintain at its principal office (or at such other location as shall be approved by each General Partner) separate books of account for the Partnership showing a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Partnership's business on an accrual basis and in accordance with GAAP and such other subsidiary records as otherwise may be required under this Agreement. The Partnership shall furnish to the Partners monthly statements reflecting progress on construction, all receipts, including funds drawn down under any mortgage or other loans, and all disbursements, including payments on mortgage or other indebtedness, and shall show, in comparative form, the operating results actually realized and the results projected by the Annual Budget then in effect and actual operating results from prior years.
The Partnership shall additionally furnish such other information, statements, and reports as may be reasonably requested by any Partner. Each Partner shall at its own sole expense have the right, at any time during business hours, without notice to the Managing General Partner (or any other Partner or the Partnership), to examine, audit and copy the Partnership's books and records. The expenses chargeable to the Partnership shall include only those which are reasonable and necessary for the ordinary and efficient operation of the Partnership's business and the performance of the obligations of the Partnership under any leases, mortgages or other agreements relating to the Project or the business of the Partnership.

                 SECTION 8.02. FINANCIAL STATEMENTS. Within ninety (90) days after the end of each Fiscal Year of the Partnership, the Managing General Partner shall furnish to each Partner financial statements of the Partnership for such Fiscal Year, audited and certified by the Partnership's Certified Public Accountant. Additionally, the Managing General Partner shall furnish to all Partners unaudited quarterly financial statements within thirty (30) days after the end of each of the first three fiscal quarters of each Fiscal Year.

                 SECTION 8.03. TAX RETURNS. The Managing General Partner shall cause the Partnership's Certified Public Accountant to prepare all income and other tax returns of the Partnership and shall cause the same to be filed timely and to be delivered to all Partners timely in order to be included with each Partner's tax return. The Managing General Partner shall furnish to each Partner a copy of each such return as soon as it has been filed, together with any schedules or other information which each Partner may require in connection with such Partner's own tax affairs. From time to time as requested by any General Partner, the Managing General Partner shall promptly make and deliver or cause to be made and delivered to such General Partner estimates of the Partnership's taxable income for the current Fiscal Year.

                 SECTION 8.04. PARTNERS' MEETINGS. Regular meetings of the Partners to review the Partnership's business and affairs and such other matters as any Partner may propose, will be held at the Partnership's principal office at least annually, and more frequently as requested by any General Partner. Special meetings may be called by any General Partner on 30 days' notice to the other and shall be held at the Partnership's principal office or at such other locations as the Partners may jointly decide. Any matters to be discussed or addressed at a meeting of the Partners may be discussed or addressed instead by conference telephone calls, provided that each Partner is furnished prior to such call true and complete copies of all documents, reports and other written items to be reviewed or discussed at such meeting.

                 SECTION 8.05. CONTINUITY OF FINANCIAL AFFAIRS. In the conduct of the Partnership's business and affairs, the Managing General Partner shall not pay or incur any costs, expenses or obligations or accelerate or defer the receipt of any revenues or otherwise manipulate the financial affairs of the Partnership so as to cause the financial results of the Partnership in any period to be other than they would be were such matters conducted in the ordinary course of business.


                                   ARTICLE IX
                                    BUY-SELL

                 SECTION 9.01. BUY-SELL. At any time after the earlier to occur of (i) Preference Termination Date and (ii) January 1, 2003 and provided that such exercise does not constitute a default under any indebtedness of the Partnership secured by a lien on the Project or any portion thereof or under any material lease or other agreement to which the Partnership is a party or by which it is bound, either General Partner (the "OFFEROR") may, at any time thereafter, give notice (the "OFFER NOTICE") to the other (the "OFFEREE") that the Offeror desires to exercise its rights pursuant to this Section 9.01. Any Offer Notice shall specify a price (the "OFFER PRICE"), shall be accompanied by a summary of all bona fide offers for the Project, or the Offeror's Interest, made to the Offeror within the previous six (6) months by financially capable potential buyers and shall contain an offer to (a) buy the Offeree's Interest in the Partnership for an amount equal to the cash amount the Offeree would have received had the Project been sold to a third party for the Offer Price and the proceeds of sale distributed in accordance with Section 5.05 hereof ("OPTION A") or (b) sell to the Offeree the Interest of the Offeror for an amount equal to the cash amount the Offeror would have received had the Project been sold to a third party for the Offer Price and the proceeds of sale distributed in accordance with Section 5.05 hereof ("OPTION B"). The Offeree shall have a period of one hundred twenty (120) days after the giving of such notice in which to exercise, by written notice to the Offeror, Option A or Option B. For purposes of this Section 9.01, 1212's Interest shall include both its general partner Interest and its limited partner Interest in the Partnership. If the Offeree shall fail to exercise either Option A or Option B within said one hundred twenty (120) day period, the Offeror may at any time following the expiration of said one hundred twenty (120) day period give written notice of such failure to the Offeree and, if the Offeree shall fail to exercise either Option A or Option B within ten (10) days after the Offeror gives notice of such failure, the Offeror shall exercise either Option A or Option B. If either Option A or Option B is properly exercised as above provided, then 1212 and ARICO shall each buy or sell, as the case may be, the entire Partnership Interest of 1212 or ARICO, as the case may be, to be transferred, the closing to be held on a business day selected by the party electing the option and set forth in the notice of exercise, which day shall be at least fifteen (15) and not more than ninety (90) days after the notice of exercise is given, at the principal office of the Partnership. At the closing the purchase price specified above shall be paid by the purchasing Partner by good certified or official bank check or by a wire transfer of funds. The terms of the purchase and sale shall be unconditional, except that the class of Partners whose interest is to be sold shall be deemed to represent and warrant to the purchasing class of Partners that its entire interest in the Partnership is subject to no legal or equitable claims (other than legal or equitable claims to such interest, if any, of the class of Partners purchasing the same pursuant to this Section 9.01) and upon demand shall deliver an instrument confirming such representation and warranty at the closing. Subject to the first sentence of this Section 9.01, either General Partner may exercise its rights pursuant to this Section 9.01 at any time, including during the pendency of the first refusal procedures of Section 10.03(a) and, once exercised, shall supersede any such pending procedures.


                                   ARTICLE X
                       TRANSFER OF PARTNERSHIP INTERESTS

                 SECTION 10.01. TRANSFERS OF 1212'S INTEREST. (a) Subject to the other provisions of this Article X, 1212 may freely make a Transfer of all or any part of its general partner Interest in the Partnership without the consent of ARICO; provided, however, that 1212 will not make any such Transfer that would or could result in there being more than one general partner of the Partnership in addition to ARICO at any time, except with the prior written consent of ARICO (which consent may be withheld or may be conditioned upon such matters as

ARICO determines in its sole discretion). Subject to the other provisions of this Article X, 1212 may freely make a Pledge of its general partner Interest in the Partnership.

                 (b) 1212 shall not make a Transfer or Pledge of all or any part of its limited partner Interest in the Partnership except in connection with a Transfer or Pledge of all of 1212's general partner Interest in the Partnership permitted pursuant to the provisions of this Agreement. In the event 1212 makes a Transfer or Pledge of all its general partner Interest in the Partnership, 1212 shall simultaneously Transfer or Pledge all of 1212's limited partner Interest to the transferee or grantee of 1212's general partner Interest.

                 (c) No Transfer by 1212 of its general partner Interest (or any part thereof) or its limited partner Interest in the Partnership shall relieve 1212 of its obligation to make any required capital contribution or loan to the Partnership pursuant to this Agreement.

                 (d)      Neither (i) WRALP, the general partner of 1201, nor
(ii) 1201, the general partner of 1212, may make any Transfer of any portion of their general partner interests in their respective partnerships if, as a result of such Transfer, the beneficial percentage interest of WRALP, as an indirect general partner in 1212, would be less than five percent (5%). By way of example and not by way of limitation, if WRALP owns a sixty percent (60%) general partner interest in 1201, and if 1201 owns a ten percent (10%) general partner interest in 1212, then a Transfer of nine and one-half percent (9.5%) interest in 1201 out of WRALP's interest in 1201 (i.e., WRALP then owns fifty and one-half percent (50.5%) of 1201) would result in WRALP owning a 5.05% beneficial interest as an indirect general partner in 1212, and such Transfer would be permitted hereunder.

                 SECTION 10.02. TRANSFERS OF ARICO'S INTEREST. ARICO may freely make a Transfer of its Interest in the Partnership, subject to Section
10.03 hereof. No Transfer by ARICO of its Interest (or any part thereof) in the Partnership shall relieve ARICO of its obligation to make any required capital contribution or loan to the Partnership pursuant to this Agreement.

                 SECTION 10.03.   TRANSFERS IN GENERAL.  For purposes of this
Section 10.03, 1212's Interest shall be deemed to include both its Interest as a general partner and its Interest as a limited partner in the Partnership, except as specified in Section 10.03(a)(4).

                 (a)      RIGHT OF FIRST REFUSAL.

                 (1) Prior to the Transfer of its entire Interest in the Partnership (whether by an original or substituted Partner or by a party who has not become a substituted Partner) in one transaction or a series of related transactions to any Person other than an Affiliate of the transferring Partner, the transferring Partner shall first offer in writing (the "OFFER") to the other Partner the right to acquire such Interest on the same terms as the transferring Partner offers such Interest to such other Person. The Offer shall include the full details of any offer to such other Person, and which must be solely for cash, promissory note, or some combination thereof. A Partner shall be deemed to have waived its right to accept the Offer unless such Partner sends notice to the transferring Partner accepting the Offer within one hundred twenty (120) days after receipt of the Offer.

                 (2) If the other Partner timely accepts the offer of an Interest, then the transferring Partner shall Transfer, and the acquiring Partner shall acquire, the Interest offered in accordance with the terms of the Offer, and the acquiring Partner shall thereupon be a substituted Partner to the extent of the acquired Interest. Upon the Transfer of the Interest to the acquiring Partner, an appropriate amendment of the Certificate of Limited Partnership shall, to the extent required, be filed in accordance with the provisions of the Act. At the election of the acquiring Partner, the Interest acquired pursuant to this Section 10.03(a) shall be either a general partnership Interest or a limited partnership Interest, and such election shall not be effective unless and until the amendment to this Agreement contemplated by Section 10.03(d) hereof has been executed and delivered.

                 (3) If the other Partner does not accept the Offer, then the transferring Partner may, subject to the other provisions of this Agreement, transfer its entire Interest to the Person named in the Offer upon the terms and conditions set forth in the Offer, or upon other terms and conditions that, taken as a whole, are no less economically favorable to the transferring Partner, ignoring all tax issues, within one hundred eighty (180) days after determination that the Offer was not accepted by the other Partner. Such transferee shall not become a substituted Partner without the consent of the remaining Partner, which consent may be withheld in the sole discretion of the remaining Partner. If such Transfer is not made in accordance with the initial offer within said one hundred eighty (180) day period, then any Transfer shall again be subject to this Section 10.03(a).

                 (4) A Transfer of any portion of an Interest in the Partnership shall likewise be subject to the provisions of this
         Section 10.03(a), except that with respect to 1212, such transferee shall be of 1212's general partner Interest only.

                 (b) REQUIREMENTS FOR TRANSFER. Under no circumstances may any Interest in the Partnership, nor any portion thereof, be Transferred to any Person (including Affiliates of the transferor): (i) unless the transferee executes and delivers to the other Partner an instrument pursuant to which the transferee agrees to be bound by the terms of this Agreement, together with such additional instruments and documents as shall be reasonably required by the other Partner; (ii) unless such Transfer is made pursuant to an effective registration statement under all applicable federal and state securities laws or in a transaction which is exempt from registration under such laws; and
(iii) (if any Partner shall request) unless the transferor delivers to the Partnership an opinion, in form and substance, and issued by counsel, all reasonably acceptable to the requesting Partner, covering such securities, tax and other aspects of the proposed

Transfer as the requesting Partner may reasonably require; provided, however, that the requesting Partner shall not be permitted to object to a proposed Transfer on the ground that the proposed Transfer would cause a dissolution or termination of the Partnership for federal or state income tax purposes (except for Transfers to Affiliates as provided in Section 7.08). Moreover, no Interest in the Partnership, nor any portion thereof, may be Transferred if such Transfer would: (x) result in the violation of the Securities Act of 1933, the Securities Exchange Act of 1934 or any other applicable federal or state laws; or (y) be a violation of or an event of default under, or result in an acceleration of any indebtedness under, any note, mortgage, loan agreement or similar instrument or document to which the Partnership is a party or under any such instrument or document which is required by any provision of this Agreement to be consented to by ARICO; or (z) cause all or any part of the Partnership's assets to become "tax-exempt use property" within the meaning of
Section 168(h) (or any successor provision) of the Code. This Section 10.03(b) shall govern all other provisions of this Agreement pertaining to Transfers, Pledges or other assignments or conveyances of Partnership Interests whatsoever.

                 (c)      SUBSTITUTE PARTNERS.  Subject to the provisions of
Section 10.05 below dealing with Transfers to Affiliates, and subject to
Section 12.01(b), a transferee (other than an existing Partner, but including any transferee by reason of foreclosure or deed in lieu thereof) of the Interest of a Partner may be admitted as a substitute Partner only with the consent of all Partners, which consent may be conditioned on, among other matters, the execution of the amendment contemplated in Section 10.03(d) below, and which consent may be withheld in the sole discretion of any Partner. If all Partners do not consent to the admission of any transferee as a substitute Partner, then such transferee shall have all of the rights (but only those rights) of a transferee of a limited partnership interest under the Partnership Law. Moreover, unless all Partners consent (which consent may be withheld in their sole discretion) to the admission of such transferee as a substitute Partner, the transferring Partner shall continue as a Partner in the Partnership notwithstanding the Transfer or other conveyance (including by foreclosure or by deed in lieu of foreclosure) of the entirety of such Partner's Interest in the Partnership.

                 (d) AMENDMENT TO AGREEMENT. In the event that all Partners shall consent to the admission of any such transferee as a substitute Partner, as a condition precedent to such admission, the Partners and such proposed substitute Partner shall enter into an amendment to this Agreement confirming the admission of such substitute Partner, providing for the assumption by such substitute Partner of all obligations and liabilities attendant to the Interest so transferred, specifying whether the substituted Partner is being admitted as a general partner or a limited partner, making such modifications to this Agreement as may be necessary in order for this Agreement to accommodate additional general partners or additional limited partners, as the case may be, and providing for such other matters as the parties thereto may mutually determine. In connection with any Transfer of a Partner's Interest, whether or not the transferee shall be admitted as a substitute Partner, the Managing General Partner shall prepare and file or cause to be prepared and filed all amendments to the Certificate of Limited Partnership that may be required under the Partnership Law.

                 (e)      PLEDGES.

                 (1) The granting of a Pledge of all or any part of the Interest of a Partner, including but not limited to the distributions such Partner is entitled to receive from the Partnership (the Interest or part thereof subject to such Pledge being herein called the "PLEDGED INTEREST"), or the foreclosure of any such Pledge or Transfer in lieu of foreclosure with respect thereto, shall not give rise to any preemptive rights or rights of first refusal under the provisions of Section 10.03(a); however, the Pledged Interest may not thereafter be conveyed to the assigns of the purchaser or grantee of such Interest, except pursuant to the provisions of Section 10.03(a) hereof.

                 (2) In the case of any such foreclosure (or Transfer in lieu thereof) under any instrument creating or evidencing such Pledge if the purchaser or grantee under such instrument is already a Partner, then such Person shall automatically be admitted as a Partner with respect to the Interest so acquired (subject, however, to the execution and delivery of the amendment contemplated by Section 10.03(d). If the purchaser or grantee under such instrument is not already a Partner, then the consent of all Partners and full compliance with all provisions hereof applicable to the admission of a transferee or assignee of a Partner's Interest as a substitute Partner shall be required.

                 (3) Each loan or pledge agreement or other instrument or document entered into by the Partner granting a Pledge (the "PLEDGING PARTNER") and any lender (the "PARTNER'S LENDER") shall provide that, in the event that the Pledging Partner defaults with respect to the indebtedness or other obligations secured by such Pledge, (i) the Partner's Lender will furnish written notice of such default to the other Partner before any foreclosure proceedings are begun or any similar action is taken with respect to any part of the Pledged Interest, and (ii) the other Partner shall have the right, at its election (which shall be made within ten (10) days of the other Partner's receipt of notice of the default), either (A) to purchase, without recourse, from the Partner's Lender such loan or other obligation and all liens and security interests securing payment of the same for a cash price equal to the outstanding principal amount thereof and all unpaid accrued interest and other sums due thereon, with the closing of such purchase to occur within ten days after the other Partner elects to so purchase such loan or other obligation, or
         (B) to cure the default at any time prior to the foreclosure or Transfer in lieu thereof (the Partner's Lender being required to give the other Partner at least 20 days from the date of its receipt of notice of the default in which to cure the default) and thereupon to be subrogated to the extent of payments made in curing such default to the rights of the Partner's Lender (provided, however, that the Partner's Lender may restrict the right of the other Partner to exercise any such right of subrogation until all remaining indebtedness and obligations of the Pledging Partner to the Partner's Lender secured by the Pledge have been fully satisfied). No Pledge of an Interest in the Partnership shall be effective until executed copies of the Pledge and all other instruments and documents evidencing such Pledge are delivered to the other Partner. Each holder of a Pledge shall be charged with knowledge of, and be bound by, the terms of every other Pledge of a Partner's Interest. At the request of any General Partner, the Managing General Partner shall deliver a certificate setting forth all Pledges of the Partners' Interest in the Partnership, limited with respect to Pledges of the requesting Partner's Interest, to the documents delivered to the Managing General Partner hereunder. Any Person to whom such certificate is addressed may rely upon the same, and the statements of the Managing General Partner contained in such certificate and made in good faith, shall be binding upon the Partnership and shall be conclusively presumed to be true. Cumulative of the foregoing, the Pledging Partner shall also notify the other General Partner of any default (or alleged default) by it with respect to any such loan or other obligation within two (2) business days of the occurrence of such default and also within two
         (2) business days of receipt by the Pledging Partner of any notice from the Partner's Lender alleging or asserting the occurrence of any default.

                 (4) References in this Section 10.03(e) to a "Partner", as applicable to a Pledging Partner or Partner's Lender, but not as applicable to the other Partner, shall include any assignee of such Partner's Interest in the Partnership, whether or not such assignee has become a substituted Partner.

                 (5)      The provisions of this Section 10.03(e) (other than
         Section 10.03(e)(1) and the first sentence of Section 10.03(e)(2)) shall not apply with respect to any lien on, or security interest in, the Interest of any Partner granted by such Partner to the Partnership or to any other Partner to secure any obligation of such Partner to the Partnership or the other Partner pursuant to this Agreement.

                 SECTION 10.04.   CONTINUING INVOLVEMENT OF WRALP AND ARICO.
(a) ARICO has entered into this Agreement and acquired its Interest in the Partnership in reliance on the continuing involvement of WRALP as a direct or indirect general partner in the Partnership. Accordingly, and as a material inducement to ARICO to acquire its Interest, 1212 and WRALP covenant and agree with ARICO as follows:

                 (i) Until the earlier of (A) October 14, 1998, or (B) the date that 1212 shall have made a Transfer of the entirety of its Interest (as both a general partner and a limited partner) in the Partnership to a Third Party pursuant to a Transfer authorized under
         Section 10.01(a) above, (i) WRALP shall at all times be and remain, directly or indirectly, a general partner of the Partnership, and (ii) without the prior consent (which consent may be withheld or conditioned upon such matters as ARICO may determine in its sole discretion) of ARICO, no Person other than WRALP, or its Affiliates, shall be directly or indirectly general partners of 1212.

                 (ii) 1212 shall at all times comply with Section 6.11(b) hereof.

                 (iii) 1212 does not have the right to voluntarily dissolve or to withdraw from the Partnership, it being agreed that Transfers, Pledges, and other conveyances expressly permitted under this Article VII shall not constitute such a prohibited withdrawal.

                 (b) Upon a breach of the covenants, conditions or agreements set forth in Section 10.04(a), in addition to the remedy set forth in Section 8.01(b), ARICO may recover from 1212 (in its capacity as a general partner) and WRALP damages resulting from such breach, and may also pursue such legal or equitable remedies that may be available. Such liability of 1212 and WRALP shall be a recourse obligation.

                 (c) 1212 has entered into this Agreement in reliance on the continuing involvement of ARICO as a partner (whether as a general partner or a limited partner) in the Partnership. Accordingly, ARICO covenants and agrees with 1212 that ARICO does not have the right to voluntarily dissolve or to withdraw from the Partnership, it being agreed that Transfers, Pledges, and other conveyances expressly permitted under this Article X shall not constitute such a prohibited withdrawal. The liability of ARICO for any breach of the provisions of this Section 10.04(c) shall be a non-recourse obligation, 1212 specifically agreeing to look solely to ARICO's Interest in the Partnership for the recovery of any judgment against ARICO.

                 SECTION 10.05. TRANSFERS TO AFFILIATES. Upon the Transfer by a Partner of its entire Interest in the Partnership to an Affiliate of such Partner, which Transfer is otherwise permitted by and is in accordance with all of the provisions of this Agreement (including, without limitation, in the case of any Transfer by 1212, the provisions of Section 10.04), such Affiliate shall be admitted as a Partner to the Partnership. During any twelve (12) month period, neither Partner shall make a Transfer of all or any portion of its Interest to an Affiliate of such Partner involving a Sharing Ratio equal to or more than the amount by which:

                 (a) the product of (i) the total Sharing Ratio of the transferring Partner (as of the start of such twelve month period) multiplied by (ii) the then applicable percentage of transfers of partnership interests that would cause a termination for tax purposes under the Code, exceeds

                 (b) the Sharing Ratios previously the subject of a Transfer by such transferring Partner to an Affiliate of such Partner during such twelve month period,

unless the transferring Partner agrees to indemnify the non-transferring Partner against any material, adverse tax consequences resulting from a tax termination of the Partnership caused by the Transfer to an Affiliate of the transferring Partner involving a greater Sharing Ratio than permitted above in this Section 10.05 or unless the non-transferring Partner, in its sole discretion, waives such indemnification.

                 SECTION 10.06. PIGGY-BACK RIGHTS OF THE PARTNERS. For purposes of this Section 10.06, 1212's Interest shall include both its Interest as a general partner and its Interest as a limited partner in the Partnership. In the event that either General Partner (the "CONVEYANCING PARTNER") should desire to make a Transfer of all of its Interest in the Partnership, other than to an Affiliate, then the Conveyancing Partner shall give prior written notice thereof to the other Partner, and if the other Partner shall not elect to exercise any right available to it under Section 10.03(a) to acquire the Interest of the Conveyancing Partner, the other Partner shall nevertheless have the right to require the Conveyancing Partner to use its best efforts to secure from the Conveyancing Partner's transferee, for the benefit of the other Partner, the Transfer of all of the other Partner's Interest in the Partnership on the same terms and conditions as are applicable to the proposed Transfer between the Conveyancing Partner and its transferee. The Conveyancing Partner shall have no obligation to the other Partner in the event that the transferee shall decline for any reason to acquire the other Partner's Interest, or if the transferee shall agree to do so only on terms which are different (whether more favorable or less favorable) than those that the transferee has made available to the Conveyancing Partner, and the Conveyancing Partner shall be entitled to proceed with its proposed Transfer in any such event. In the event that the transferee elects to acquire any or all of the other Partner's Interest, and the other Partner elects to proceed with such Transfer of its own Interest, the transactions between each Partner and the transferee shall be separate and distinct and shall be conducted pursuant to such terms and conditions as may have been agreed between each Partner and the transferee. This Section 10.06 shall also apply to any Transfer involving the interest of any direct or indirect general partner in 1212 other than to another partner in 1212 or an Affiliate of any partner in 1212, and ARICO shall be entitled to exercise its rights as the "other Partner" set forth in this Section 10.06, the same as if such transaction involved 1212's Interest in the Partnership.


                                   ARTICLE XI
                                    BROKERS

                 SECTION 11.01. BROKERS. Each Partner represents and warrants to the other Partners that it has not dealt with any real estate broker or finder in connection with the formation of the Partnership or the transactions contemplated herein and agrees to indemnify and hold harmless the other Partners and the Partnership from and against any actions, claims or demands for any commissions or fees arising from a breach of the foregoing representation and warranty by such Partner.


                                  ARTICLE XII
                                  TERMINATION

                 SECTION 12.01.   DISSOLUTION.   (a)  Except as set forth in
Sections 12.01(a)(2), 12.01(a)(4) and 12.01(a)(5), the Partnership shall be dissolved upon the occurrence of any of the following events:

                 (1) The disposition of all or substantially all of the non-cash assets of the Partnership (including without limitation the Project), or the expiration of the term provided in Section 1.04 hereof.

                 (2) The acquisition by 1212 of the entire Interest of ARICO hereunder, or the acquisition by ARICO of the entire Interest of 1212 (both as a general partner and as a limited partner) hereunder, unless simultaneously with the acquisition of such Interest, the acquiring Partner shall have notified the other Partner of its election to continue the business of the Partnership.

                 (3) The written agreement by both General Partners to dissolution of the Partnership .

                 (4) (i) The breach by 1212 or WRALP of any of the covenants, conditions or agreements set forth in Section 10.04(a) hereof, or (ii) the withdrawal, dissolution, removal, or Bankruptcy of ARICO, or of 1212 or any direct or indirect general partner of 1212, unless, in either case, within ninety (90) days after the occurrence of such event, the remaining General Partner shall have notified the other General Partner in writing of its election to continue the business of the Partnership.

                 (5) The breach by ARICO of the provisions of Section 10.04(c), unless within ninety (90) days after the occurrence of such event, 1212 shall have notified ARICO in writing of 1212's election to continue the business of the Partnership.

                 (b) The following shall apply in the event of an occurrence under Section 12.01(a)(4):

                 (1) If an event described in Section 12.01(a)(4)(ii) occurs and the General Partners that are not the Bankrupt General Partner notify the Bankrupt General Partner of their election to continue the business of the Partnership within such ninety (90) day period, then the General Partners that are not the Bankrupt General Partner may, within such ninety (90) day period, remove the Bankrupt General Partner as a general partner (and as the Managing General Partner, if applicable) of the Partnership. In the event of a breach or default by 1212 or WRALP under Section 10.04(a) hereof, then ARICO may, at any time while such breach or default remains uncured by the defaulting party, remove 1212 as a general partner (and as the Managing General Partner, if applicable) of the Partnership.

                 (2) Upon such removal, the general partner Interest of the removed General Partner shall become and continue as a limited partner interest subject to all of the terms and provisions hereof and at law applicable to limited partner interests, except that the removed General Partner (in its capacity as a general partner) shall remain liable as a general partner for all liabilities and obligations incurred hereunder or at law prior to its removal as a general partner, and except that no such removal shall relieve 1212 from any obligations to make capital contributions to the Partnership pursuant to this Agreement, whether before or after such removal.

                 (3) Concurrently with such removal (if, at the time of such removal the removed General Partner is the Managing General Partner) the General Partners that are not the removed General Partner may appoint a substitute Managing General Partner for the Partnership (the "SUBSTITUTE MANAGING GENERAL PARTNER"), who may be an existing General Partner, to assume the duties and obligations of the removed General Partner in its capacity as the Managing General Partner under this Agreement, and the Substitute Managing General Partner shall ipso facto be admitted to the Partnership as the Managing General Partner, without any requirement for the consent of the removed General Partner or any other Partner.

                 (4)      [Intentionally Deleted].

                 (5)      In connection with the events described in this
         Section 12.01(b), ARICO, 1212, and the Substitute Managing General Partner shall execute an appropriate amendment to this Agreement reflecting the occurrence of the events contemplated hereby and such other modifications to the Agreement as may be appropriate to accommodate multiple limited partners. In addition, the Partners shall cause an appropriate amendment to the Certificate of Limited Partnership to be filed in compliance with all applicable requirements of the Partnership Law.

                 (6) The removed General Partner agrees to cooperate fully with the General Partners that are not the removed General Partners and the Substitute Managing General Partner, if applicable, in promptly effectuating the removal and substitution provided for in this Section 1001(b). The removed General Partner hereby irrevocably appoints the General Partners that are not the removed General Partner as the attorney-in-fact of the removed General Partner (which power of attorney is irrevocable and is coupled with an interest) to execute any and all bills of sale, assignments, amendments of this Agreement, and any certificates, and any other instruments and agreements necessary or appropriate to effectuate such removal and substitution.

                 (c) Upon the occurrence of an event described in Section 12.01(a)(2), if the acquiring Partner has elected to continue the business of the Partnership, then the acquiring Partner shall have the right to admit such limited partners as the acquiring Partner shall determine to be necessary for the continued existence of the Partnership as a limited partnership under the Partnership Law.

                 SECTION 12.02. INSANITY, BANKRUPTCY OR DISSOLUTION OF A PARTNER. (a) The Partnership shall not be dissolved by the death, insanity or dissolution of a Limited Partner, but no heir, legatee or devisee of a deceased Limited Partner (other than another limited partner), no representative of the estate of a deceased or legally incompetent limited partner and no successor to the dissolved Limited Partner may be admitted to the Partnership as a substitute limited partner except with the consent of the General Partners and by compliance with the provisions of the Partnership Law.

                 (b) For purposes of this Section 12.02(b), "Partner" shall mean, when referring to 1212, 1212 in its capacities as both a general partner and as a limited partner of the Partnership. In the event that any Partner should be dissolved and liquidated, with the result that its partners, shareholders or other successors upon liquidation (if more than one) become transferees of such Partner's Interest in the Partnership and whether or not they be admitted as substitute Partners or remain as assignees (the "SUCCESSORS") then the Successors shall, upon receipt of a written request (the "DESIGNATION REQUEST") to do so from the other Partner, choose a single Person (the "SUCCESSOR REPRESENTATIVE") who may, but need not, own an interest in the Successors' Interest, to act on their behalf in all respects relating to the Partnership. After the occurrence of the events giving rise to the appointment of the Successor Representative and his appointment in fact, the Successor Representative alone will exercise all rights of the Partner to which it succeeded for all purposes of this Agreement. The other Partner shall be entitled to treat as the Successor Representative any Person who is designated as such in a writing signed by a majority in interest of the Successors, and if the other Partner has not received a writing sufficient, in the other Partner's sole judgment, validly to designate the Successor Representative within thirty
(30) days of its service of the Designation Request upon any Successor, then the other Partner may appoint any Successor to be the Successor Representative and shall promptly serve written notice of such appointment on the Successors. Any Successor Representative who dies, resigns, or fails or refuses to perform his duties may be replaced, such replacement to be by written notice to the other Partner executed by a majority in interest of Successors (or, if the other Partner fails to receive such written notice within thirty (30) days of the death, resignation, or failure or refusal to act of the Successor Representative, by the other Partner's own appointment of any Successor as a replacement, which appointment shall be announced by written notice from the other Partner to the Successors). The Successors shall be bound by all actions taken and decisions made by any Successor Representative, and the Partnership and the Partners shall be entitled to rely upon the Successor Representative as fully as if the Successor Representative were the agent and attorney-in-fact for the Successors. No Successor Representative shall be held liable, in such capacity as the Successor Representative, to any Successor or any other Partner except in the case of such Successor Representative's gross negligence or willful misconduct, and the Successors shall indemnify the Successor Representative for any liabilities or obligations which the Successor Representative incurs solely as a result of its capacity as such (other than as a result of such Successor Representative's gross negligence or willful misconduct). Any payment made by the Partnership to the Successor Representative pursuant to such indemnity shall be made from cash which otherwise would have been distributions to the Successors pursuant hereto, and shall reduce their rights to distributions correspondingly.

                 SECTION 12.03. WINDING UP AFFAIRS AND DISTRIBUTION OF ASSETS. Upon the dissolution of the Partnership pursuant to Section 12.01 hereof and if the Partnership shall not be continued pursuant to the provisions of Sections 12.01(a)(2), 12.01(a)(4) or 12.01(a)(5), if applicable, there shall be appointed a Person, who may be the Managing Partner, to wind up the affairs of the Partnership and distribute its assets. The appointment shall be made by the Managing General Partner (but subject to the approval of ARICO) in the case of dissolution pursuant to Clauses (1), (2) or (3) of Section 12.01 (a), and by ARICO in the case of dissolution pursuant to Section 12.01(a)(4). The Person so appointed may decline such appointment. Another Person shall be selected (in the same manner and for the same purpose) to succeed the Person originally selected, or to succeed any subsequently selected Person, whenever such previously selected Person fails for any reason to carry out such purpose. The Person so selected and acting hereunder from time to time is herein called the "LIQUIDATING TRUSTEE". The Liquidating Trustee shall proceed diligently to wind up the affairs of the Partnership and distribute its assets.


                                  ARTICLE XIII
                                 MISCELLANEOUS

                 SECTION 13.01. INVESTMENT REPRESENTATIONS. Each of the Partners, by execution of this Agreement, and each assignee or transferee of a Partner by acceptance of the rights and interests of its assignor or transferor in the Partnership, represents and warrants to and covenants and agrees with the Partnership and the other Partner that its Interest has been acquired under this Agreement for its own account, for investment, and not with a view to or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Interest, and that it will not make a Transfer or attempt to make a Transfer of its Interest in violation of the Securities Act of 1933, the Securities Exchange Act of 1934 or any other securities law, state or federal, applicable thereto. Each Partner agrees to indemnify and hold harmless the Partnership and the other Partner, their respective agents and representatives and the controlling persons of each of the foregoing, from and against any and all loss, claims, damage, or liability directly or indirectly related to, arising from or incurred in connection with any breach of the foregoing representations and warranties (including any misrepresentation or omission related thereto, whether existing on the date hereof or arising subsequent hereto) by such Partner. Nothing contained in this Agreement shall prohibit ARICO Parent from selling its common stock or other securities.

                 SECTION 13.02. PERSONAL LIABILITY. In no circumstances shall a shareholder, limited partner (including Perkins Building Partnership or any partner in Perkins Building Partnership), director, officer, employee or agent of a Partner be personally liable for any of the obligations of such Partner under this Agreement except to the extent, if any, specifically provided in this Agreement or in any separate agreement now or hereafter executed and delivered by any such shareholder, limited partner, director, officer, employee or agent.

The foregoing provisions of this Section 13.03 shall not apply to any direct or indirect general partner of 1212 in 1212's capacity as a general partner of the Partnership.

                 SECTION 13.03. CERTIFICATE REQUIREMENTS. The Partners shall sign, swear to and file promptly any certificate required in connection with the formation, existence, continuation, dissolution or liquidation of the Partnership, or in connection with any assumed name used by the Partnership, if, as and when the same may be required under any applicable laws.

                 SECTION 13.04. NOTICES. Any notice provided for in or permitted under this Agreement shall be made in writing and may be given or served by (i) depositing the same in the United States mail, postage prepaid, registered or certified with return receipt requested, and addressed to the party to be notified at the address herein specified, (ii) delivering the same in person to the party to be notified or by prepaid messenger service or (iii) telex, telegram, telecopy, or other written telecommunication medium. If notice is deposited in the United States mail pursuant to clause (i) of this
Section 9.06, it will be effective from and after the moment that it is so deposited. Notice given in any other manner shall be effective only if and when received at the address of the party to be notified. For the purpose of notice, the address of the parties shall be, until changed as hereinafter provided for, as follows:

                 if to 1212:

                          1212 Second Avenue Limited Partnership
                          c/o Wright Runstad & Company
                          1191 Second Avenue, Suite 2000
                          Seattle, Washington  98101
                          Attention:  Douglas E. Norberg

                 with a copy to:

                          Jerome D. Whalen
                          Whalen & Firestone
                          1221 Second Avenue, Suite 410
                          Seattle, Washington  98101

                 if to ARICO:

                          ARICO-Seattle, Inc.
                          c/o Cornerstone Properties Inc.
                          31 West 52nd Street, Suite 1600
                          New York, New York  10019
                          Attention:  President
                 with a copy to:

                          Shearman & Sterling
                          153 East 53rd Street
                          New York, New York  10022
                          Attention:  Real Estate Group Notices 2189/4 (TGL)

The parties shall have the right from time to time and at any time to change their respective addresses (within the continental United States) and each shall have the right to specify as its address any other address by (within the continental United States) at least fifteen (15) days' written notice to the other party. Each party shall have the right from time to time to specify additional parties (within the continental United States) to whom notice hereunder must be given by delivering to the other party fifteen (15) days' written notice thereof setting forth the address of such additional party or parties; provided, however, that neither party shall have the right to designate more than four such additional parties. Notice required to be delivered hereunder to either party shall not be deemed to be effective until the additional parties, if any, designated by such party have been given notice in a manner deemed effective pursuant to the terms of this Section 13.04. For so long as Perkins Building Partnership is directly or indirectly a partner in the Partnership, a copy of any notice given by either General Partner shall be given to Perkins Building Partnership, c/o Perkins Coie, 1201 Third Avenue, 40th Floor, Seattle, Washington 98101, Attention: Managing Partner.

                 SECTION 13.05. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of Washington.

                 SECTION 13.06. MODIFICATION, TERMINATION AND WAIVER. This Agreement may be modified, terminated or waived only by a writing signed by the party to be charged with such modification, termination or waiver.

                 SECTION 13.07. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. However, no assignment of any interest in this Agreement may be made otherwise than in accordance with the provisions of this Agreement.

                 SECTION 13.08. HEADINGS; SEVERABILITY. The headings in, and the arrangement of the provisions of, this Agreement are for convenience of reference only, shall not affect the meaning of any provision of this Agreement and shall not be taken into account in construing any such provision. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                 SECTION 13.09. APPROVALS AND CONSENTS. Any approval, satisfaction, or consent hereunder must be express and in writing duly executed and delivered by the party to be bound thereby, unless otherwise specified to the contrary in this Agreement.

                 SECTION 13.10. ATTORNEYS' FEES. In the event any Partner defaults in the performance of any of the terms, conditions and agreements contained in this Agreement and any other Partner places the enforcement of this Agreement, or any part thereof, in the hands of any attorney who files suits upon the same (either by direct action or counterclaim), and should such non-defaulting Partner prevail in such suit, the defaulting Partner agrees to pay such nondefaulting Partner's reasonable attorneys' fees and costs of suit.

                 SECTION 13.11. OTHER VENTURES. Nothing contained in this Agreement shall be construed so as to prohibit any Partner or any Affiliate of such Partner from owning, operating, or investing in any real estate development not owned or operated by the Partnership wherever located. Each Partner agrees that the other Partner or any Affiliate of such Partner may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, including but not limited to the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, and neither the Partnership nor the Partners shall have any rights by virtue of this Agreement in and to said independent ventures or to the income or profits derived therefrom.

                 SECTION 13.12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original of this Agreement but all of which, taken together, shall constitute one and the same agreement.

                 SECTION 13.13. TERMINOLOGY. Whenever required by the context, any gender shall include any other gender and the singular shall include the plural and the plural shall include the singular. Without negating the provisions hereof regarding limitations on assignment, references to any party shall also include the respective successors and assigns of such party. All Exhibits hereto constitute a part hereof and are hereby incorporated herein.

                 SECTION 13.14. NON-WAIVER. No waiver or waivers of any breach or default by any party of any term, condition, or liability of or performance by any other party of any duty or obligation hereunder shall be deemed a waiver of any other term, condition, or liability or the breach or default thereof. No waiver or waivers shall be deemed or construed to be a waiver or waivers of subsequent breaches or defaults of any kind, character, or description under any circumstance. Failure on the part of any party to complain of any action or inaction on the part of any other party or to declare the other party in default for breach, no matter how long such failure may continue, shall not be deemed to be a waiver by such party of any of its rights hereunder.

                 SECTION 13.15. CASUALTY AND CONDEMNATION. In the event of casualty or condemnation affecting the Project, or any portion thereof, then, subject to the Partnership's agreements with third parties (including without limitation contractors, tenants, and mortgagees), such portion of the Project will be reconstructed to the extent practicable (but no Partner shall be obligated to contribute any funds in excess of its distributable share of insurance and condemnation proceeds or to assume personal liability under any loans with respect to such reconstruction, except to the extent that it is otherwise required under this Agreement to make loans or contributions to the Partnership), or if 1212 and ARICO shall mutually so elect, such portion of the Project will not be reconstructed.

                 SECTION 13.16. FURTHER ASSURANCES. Each Partner agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

                 SECTION 13.17. INDEMNITIES. (a) If not prohibited by law, the Managing General Partner (and each of its (i) officers, directors, shareholders and employees, or (ii) partners and each of its and their partners' officers, directors, shareholders, and employees, as applicable) shall be and is hereby indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs (including court costs and attorneys' fees), damages, suits, proceedings, and actions (whether administrative or investigative) of any nature whatsoever ("CLAIMS") in which the Managing General Partner becomes involved, as a party or otherwise, by reason of its management of the affairs of the Partnership (including, without limitation, acting as the tax matters partner of the Partnership pursuant to
Section 6231(a)(7) of the Code); provided, however, such indemnity shall not apply to Claims arising from the Managing General Partner's Culpable Acts. The rights of indemnification provided herein shall be cumulative of and in addition to any and all rights to which the Managing General Partner may otherwise be entitled by contract or as a matter of law or equity and shall extend to its successors and legal representatives.

                 (b) If not prohibited by law, any General Partner who is not the Managing General Partner (and each of its (i) officers, directors, shareholders and employees, or (ii) partners and each of its and their partners' officers, directors, shareholders, and employees, as applicable) shall be and hereby is indemnified and held harmless by the Partnership from and against any and all Claims in which such General Partner (or any of its (i) officers, directors, shareholders and employees, or (ii) partners and each of its and their partners' officers, directors, shareholders, and employees, as applicable) become involved, as a party or otherwise, by reason of its Interest in the Partnership or the Partnership's ownership, development, or operation of the Project; provided, however, such indemnity shall not apply to Claims arising from Culpable Acts of such General Partner. The rights of indemnification provided herein shall be cumulative of and in addition to any and all rights to which any General Partner who is not the Managing General Partner may otherwise be entitled by contract or as a matter of law or equity and shall extend to successors and legal representatives of such General Partner.

                 (c) If not prohibited by law, the Limited Partner (in such capacity), and each of its officers, directors, shareholders and employees, shall be and hereby is indemnified and held harmless by the Partnership from and against any and all Claims in which the Limited Partner or any of its officers, directors, shareholders, or employees become involved, as a party or otherwise, by reason of its Interest in the Partnership or the Partnership's ownership, development, or operation of the Project; provided, however, such indemnity shall not apply to Claims arising from the Limited Partner's Culpable Acts. The rights of indemnification provided herein shall be cumulative of and in addition to any and all rights to which the Limited Partner may otherwise be entitled by contract or as a matter of law or equity and shall extend to the Limited Partner's successors and legal representatives.

                 SECTION 13.18. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.


                                  ARTICLE XIV
                                REIT PROVISIONS

                 SECTION 14.01. REIT PROVISIONS. ARICO Parent has qualified and has elected to be taxed as a real estate investment trust ("REIT") under the Code. It is a material inducement for ARICO's (and ARICO Parent's) decision to invest in the Project and the Partnership that the Project be operated, and that 1212 agree that the Partnership shall acquire assets and shall operate its business, only in such a manner as would permit ARICO Parent to qualify as a REIT under the Code, as if ARICO's interest in the Partnership were ARICO's only asset (and as if ARICO were ARICO Parent's only asset) and the income from the Partnership were ARICO's only income. Without limiting the generality of the foregoing, (a) the Manager shall be an independent contractor, as defined in Section 856(d)(3) of the Code and will not be a Partner, a shareholder in a Partner, or a partner in a partnership that is a Partner, and (b) the Partnership will not (i) enter into any prohibited transaction as defined in Section 857(b)(6)(B)(iii) of the Code, (ii) lease any premises in the Building to a Partner, (iii) without the consent of ARICO, make any election under Section 453(d) of the Code, or (iv) without the consent of ARICO, enter into any transaction which by its nature is likely to produce taxable income or gain under the Code in a Fiscal Year without equivalent receipts in that same Fiscal Year of cash or readily marketable assets (e.g., such as accepting a debt obligation of a tenant with a below market interest rate or accepting interest in payment of rent). To further assist ARICO Parent in maintaining its REIT status, if ARICO so elects, the Partnership shall finance (rather than using distributable cash) the payment of Partnership Expenditures (other than obligatory principal reductions in Partnership Indebtedness) due and payable in any Fiscal Year to the extent that the total of such expenditures exceeds the Partnership's federal income tax deductions for such Fiscal Year. In addition, in determining the amount of reserves for any Fiscal Year, ARICO's cash distribution requirements in order to maintain ARICO Parent's REIT status will be taken into account.

                          IN WITNESS WHEREOF, the parties hereto have duly
executed and delivered this Amendment effective as of September 27, 1995.



1212:     1212 SECOND AVENUE LIMITED PARTNERSHIP,
- ----
          a Washington Limited Partnership

                  By: 1201 Third Avenue Limited Partnership,
                      a Washington limited partnership, General Partner

                      By: Wright Runstad Associates Limited Partnership,
                          a Washington limited partnership, General
                          Partner

                          By: Wright Runstad & Company, a Washington corporation, General Partner

                          By:      /s/ DOUGLAS E. NORBERG
                                   ----------------------------------
                                   Douglas E. Norberg,
                                   President


ARICO:  ARICO - SEATTLE, INC.
- -----

            By: /s/ SCOTT M. DALRYMPLE
                ---------------------------------------------------
                Scott M. Dalrymple, Vice President

            By: /s/ KEVIN P. MAHONEY
                ---------------------------------------------------
                Kevin P. Mahoney, Vice President

STATE OF NEW YORK                 )
                                  )
COUNTY OF NEW YORK                )

                 THIS IS TO CERTIFY that on this 27th day of September, 1995, before me, the undersigned, a notary public in and for the State of New York, duly commissioned and sworn, personally appeared DOUGLAS E. NORBERG, to me known to be the President of WRIGHT RUNSTAD & COMPANY, a corporation, to me known to be a general partner of WRIGHT RUNSTAD ASSOCIATES PARTNERSHIP, a limited partnership, to me known to be the general partner of 1201 THIRD AVENUE LIMITED PARTNERSHIP, a limited partnership, known to me to be a general partner of 1212 SECOND AVENUE LIMITED PARTNERSHIP, the limited partnership that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation and said limited partnerships for the uses and purposes therein mentioned, and on oath stated that said individual was authorized to execute said instrument.

                 WITNESS my hand and official seal the day and year in this certificate first above written.


                                          /s/ LORRAINE MICHELS
                                         -------------------------------------
                                         Notary Public in and for the State of
                                         New York, residing at  NY NY
                                                              ----------------
                                         My Appointment Expires:
                                                                  2-28-96
                                         -------------------------------------

                                                         [NOTARY STAMP]

STATE OF NEW YORK                 )
                                  )
COUNTY OF NEW YORK                )


                 This is to certify that on this 27th day of September, 1995, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Kevin P. Mahoney, to me known to be the Vice President of ARICO - SEATTLE, INC., a Delaware corporation, that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that said individual was authorized to execute said instrument.

                 WITNESS my hand and official seal the day written.

                                          /s/ LORRAINE MICHELS
                                         -------------------------------------
                                         Notary Public in and for the State of
                                         New York, residing at  NY NY
                                                              ----------------
                                         My Appointment Expires:
                                                                  2-28-96
                                         -------------------------------------

                                                         [NOTARY STAMP]


STATE OF NEW YORK                 )
                                  )
COUNTY OF NEW YORK                )



                 This is to certify that on this 27th day of September, 1995, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Scott M. Dalrymple, to me known to be the Vice President of ARICO - SEATTLE, INC., a Delaware corporation, that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that said individual was authorized to execute said instrument.

                 WITNESS my hand and official seal the day and year in this certificate first above written.

                                          /s/ LORRAINE MICHELS
                                         -------------------------------------
                                         Notary Public in and for the State of
                                         New York, residing at  NY NY
                                                              ----------------
                                         My Appointment Expires:
                                                                  2-28-96
                                         -------------------------------------

                                                         [NOTARY STAMP]

                                   Exhibit A

                              Property Description


PARCEL A:  LAND

Lots 1 through 8, inclusive, Block 5, Addition to the Town of Seattle, as laid out by A.A. Denny (commonly known as A.A. Denny's Second Addition to the City of Seattle), according to the plat thereof recorded in Volume 1 of Plats, page 30, in King County, Washington;

EXCEPT the southwesterly 12 feet of Lots 1, 4, 5 and 8 thereof condemned in District Court Cause Number 7097 for widening of Second Avenue, as provided by Ordinance Number 1107 of the City of Seattle;

AND EXCEPT the easterly 9 feet of Lots 2, 3, 6 and 7 thereof condemned in King County Superior Court Cause Number 54135 for the widening of Third Avenue, as provided by Ordinance No. 14345 of the City of Seattle.



PARCEL B:  LEASED LAND

Lots 2, 3, 6, and 7, Block 6, Addition to the Town of Seattle, as laid out by A.A. Denny (commonly known as A.A. Denny's Second Addition to the City of Seattle), according to the plat thereof recorded in Volume 1 of Plats, page 30, in King County, Washington; EXCEPT the northeasterly 12 feet thereof condemned in District Court Cause Number 7097 for Second Avenue, as provided by Ordinance Number 1107.

                                   APPENDIX A

                                  DEFINITIONS

As used in the "Acceptance Notice" as defined in Section 10.03(a), the following terms have the following meanings:

                 "AAA" - as defined in Section 5.09.

                 "ADDITIONAL EQUITY CONTRIBUTION" - as defined in Section 2.02.

                 "ADDITIONAL EQUITY PREFERRED RETURN" - as defined in Section 5.02.

                 "ADDITIONAL EQUITY RATE" - as defined in Section 5.02.

                 "ADJUSTED BASIS" - as such term is defined in Section 1011 of the Code.

                 "ADJUSTED CAPITAL ACCOUNT DEFICIT" - shall mean with respect to any Partner, the deficit balance, if any, in such Partner's capital account as of the end of the relevant Fiscal Year or as of any other relevant determination date, after giving effect to the following adjustments:

                 (i) credit to such capital account of any amounts which such Partner is obligated to restore (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentences of Section 1.704-1T(b)(4)(iv)(f) and Section 1.704-1T(b)(4)(iv)(h)(5) of the Section 704(b) Regulations after taking into account any net decrease in a Partner's share of Partnership Minimum Gain or Minimum Gain Attributable to Partner Nonrecourse Debt which has occurred as of the relevant determination date; and

                 (ii) debit to such capital account of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Section 704(b)
         Regulations.

                 "AFFILIATE" - with respect to any designated Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such designated Person. Without limiting the foregoing, an Affiliate of a Person who is a partnership shall include all Persons who, directly or indirectly, are general partners of that partnership and shall also include all limited partners of that partnership.

                 "AGREEMENT" or "ARTICLES" - the Third Amended and Restated Articles of Limited Partnership of the Partnership, including this any Exhibits thereto.

                 "ANNUAL BUDGET" - the budget prepared by the Managing General Partner and approved by all of the other General Partners as set forth in
Section 7.05 hereof.

                 "APPOINTMENT DATE" - as defined in Section 5.09.

                 "ARBITRATION NOTICE" - as defined in Section 5.09.

                 "ARBITRATOR" - as defined in Section 5.09.

                 "ARICO" - ARICO-Seattle, Inc., a Delaware corporation and a wholly owned subsidiary of ARICO Parent.

                 "ARICO PARENT" - Cornerstone Properties Inc., a Nevada corporation, formerly known as ARICO America Realestate Investment Company.

                 "BANKRUPTCY" - when (i) proceedings in bankruptcy under the provisions of the United States Bankruptcy Code, or any other federal or state bankruptcy laws shall have been filed by or against a Person and such proceedings have not been stayed or dismissed after the expiration of six months following such filing, or (ii) a receiver or similar functionary is appointed to take possession of all or a material portion of the assets of a Person and such receiver or similar person has not been dismissed within six months of his appointment, or (iii) a Person makes a general assignment for the benefit of creditors, or (iv) all or substantially all of the assets of a Person are taken by execution or other process.

                 "BANKRUPT GENERAL PARTNER" - any General Partner that is the subject of a Bankruptcy or with respect to which a direct or indirect partner is the subject of a Bankruptcy.

                 "BLOCK SIX LAND" - the real property described as Parcel B in Exhibit A attached to the Agreement.

                 "BLOCK SIX SHORTFALL" - as defined in Section 1.03(a).

                 "BLOCK SIX SUBLEASE" - that certain lease of improvements dated October 8, 1985, between 1212, as landlord, and Block Six Limited Partnership, as tenant, as amended.

                 "BUILDING" - as defined in Section 1.03(a).

                 "CAPITAL ACCOUNT TRIGGER DATE" - as defined in Section 3.05.

                 "CAPITAL BASE" - at any particular time, and except as expressly provided to the contrary herein, the cumulative amount of all Equity Contributions (excluding the Additional Equity Contribution) made by ARICO to the Partnership, as reduced by distributions to ARICO from time to time pursuant to Section 5.05(j).

                 "CAPITAL EXPENDITURES" - capital expenditures made in accordance with the Annual Budget in effect from time to time.

                 "CARRYING VALUE" - with respect to Special Property, the fair market value thereof determined at the time and in the manner specified in, and as adjusted thereafter pursuant to, Section 3.04(b) hereof.

                 "CERTIFICATE" - as defined in Section 1.01(b).

                 "CERTIFIED PUBLIC ACCOUNTANT" - an independent certified public accountant of high quality and reputation selected by the Managing General Partner and subject to the approval of each other General Partner, which Certified Public Account shall take into account reports and other information furnished by such General Partner to its shareholders, lenders, governmental authorities, and other parties.

                 "CLAIMS" - as defined in Section 13.17.

                 "CODE" - the Internal Revenue Code of 1986, as amended, or any successor statute.

                 "CONVEYANCING PARTNER" - as defined in Section 10.06.

                 "COURT" - as defined in Section 5.09.

                 "CREDIT FACILITY AGREEMENT" - as defined in Section 4.01.

                 "CULPABLE ACTS" - with respect to any Person, gross negligence, fraud, bad faith, misconduct, misappropriation of funds, breach of any fiduciary duty or the intentional breach of this Agreement by such Person.

                 "CUMULATIVE AEPR DEFICIT" - as defined in Section 5.02.

                 "CUMULATIVE PREFERENCE DEFICIT" - as defined in Section 5.01.

                 "DEBT SERVICE" - as defined in the definition of Operating
Costs.

                 "DEPRECIATION" - for each Fiscal Year or other period, (i) in the case of Partnership property other than Special Property, an amount equal to the depreciation, amortization (including, without limitation, amortization of leasing costs) or other cost recovery deduction allowable for federal income tax purposes with respect to the property for that year or other period, and
(ii) in the case of Special Property, the amount computed pursuant to Section 3.04(b)(v) hereof for that year or other period.

                 "DESIGNATION REQUEST" - as defined in Section 12.02(b).

                 "DETERMINATION" - as defined in Section 5.09.

                 "DIRECT" general partner of a Person - the owner of a general partner interest in such Person.

                 "ECONOMIC RISK OF LOSS" - as defined in Section
1.704-1T(b)(4)(iv)(k)(1) of the Section 704(b) Regulations.

                 "EQUALIZING PAYMENT" - as defined in Section 5.06.

                 "EQUITY CONTRIBUTION" - as defined in Section 2.01(a).

                 "EQUITY REFINANCING DETERMINED RATE" - as defined in Section 5.02.

                 "FIRST RESTATED ARTICLES" - as defined in the Recitals.

                 "FISCAL YEAR" - a twelve month period commencing January 1.

                 "GAAP" - generally accepted accounting principles consistently applied.

                 "GENERAL OVERHEAD COSTS AND EXPENSES" - all the following costs and expenses incurred from time to time by the Managing General Partner and each Affiliate of the Managing General Partner or any Person included therein in respect of the Partnership, the Project, or any of the transactions contemplated hereby: (i) salaries, bonuses and other compensation of all employees of the Managing General Partner and each Affiliate of the Managing General Partner other than the Project Staff; (ii) rent for offices of the Managing General Partner and each Affiliate of the Managing General Partner used in performing obligations hereunder except for Project Offices; (iii) telephone, telegraph and utility charges incurred by the Managing General Partner and each Affiliate of the Managing General Partner except those referred to below; (iv) office supplies, rent, repair and maintenance of office machines and postage incurred by the Managing General Partner and each Affiliate of the Managing General Partner except those referred to below; (v) travel expenses (other than car allowances payable to Project Staff) incurred by the Project Staff, who reside in the City of Seattle, within the City of Seattle; and (vi) other costs and expenses of the Managing General Partner and each Affiliate of the Managing General Partner in its management of the affairs of the Partnership. General Overhead Costs and Expenses shall not include any of the following items to the extent that they inure to the Project exclusive benefit or which are incurred for the direct construction or operations of the
Project: (a) cost of labor and materials incorporated in any improvements, including, without limiting the generality of the foregoing, all contract prices of contractors and suppliers under contracts with or on behalf of the Partnership; (b) architectural and engineering fees to architects and engineers under contracts with or on behalf of the Partnership in connection with the Project; (c) costs of reproductions of Plans; (d) advertising agency charges; costs of brochures, models and films; and other advertising and leasing expenses paid to third parties; (e) out-of-town travel expenses and costs of lodging and meals for the Managing General Partner and each Affiliate of the Managing General Partner and their personnel while out of the city of their residence in connection with the Project; (f) accountants' fees and attorney's fees; fees paid to computer services for preparation of critical path method studies; (g) brokerage fees and commissions, finder's fees and similar payments made to brokers in connection with obtaining leases; (h) fees paid to landscape architects, design consultants and other outside consultants; (i) telephone service at the Project and Project offices and all telephone toll calls and telegrams; (j) the salaries, bonuses and other compensation paid or payable to the Project Staff at or below the level of "Assistant Project Manager" (or its functional equivalent) for the time such employees are, on a regular basis, assigned to the development of the Project; (k) all costs of an on-site Project office and of office supplies, rent, repair and maintenance of office machines and postage incurred for or in connection with the Project; and
(1) all other costs incurred in development of the Project other than those described in clauses (i) through (vi) of the immediately preceding sentence.

                 "GENERAL PARTNERS" - 1212 (in its capacity as a general partner), ARICO, and each additional Person admitted to, or converting an Interest within, the Partnership as a general partner in accordance with the terms and provisions of the Agreement.

                 "INDIRECT" general partner of a Person - the owner of a general partnership interest in the owner of a general partnership interest in such Person, or any higher tier general partner.

                 "INSTITUTIONAL LENDER" - as defined in Section 5.02.

                 "INTEREST" - as defined in Section 3.01.

                 "LAND" - as defined in Section 1.03(a).

                 "LEASE" - as defined in Section 1.03(a).

                 "LEASING GUIDELINES" - the leasing guidelines attached as Exhibit B.

                 "LIMITED PARTNER" - 1212 (in its capacity as a limited partner), and any successor which qualifies under the Act to be a limited partner and is admitted to the Partnership as a Limited Partner pursuant to the terms of the Agreement.

                 "LIQUIDATED PARTNER" - as defined in Section 3.05.

                 "LOSSES" - see "PROFITS".

                 "MANAGEMENT AGREEMENT" - the agreement then in effect, executed by the Partnership, providing for the management of the Project.

                 "MANAGER" - the Person managing the Project pursuant to the Management Agreement then in effect.

                 "MANAGING GENERAL PARTNER" - the General Partner with the rights of the Managing General Partner set forth in this Agreement, and initially means 1212 (in its capacity as a general partner).

                 "MINIMUM GAIN ATTRIBUTABLE TO PARTNER NONRECOURSE DEBT" - that amount determined in accordance with the principles of Section
1.704-1T(b)(4)(iv)(h)(6) of the Section 704(b) Regulations.

                 "NET OPERATING CASH FLOW" - for any period of determination, means Operating Revenues for such period minus the sum of Operating Costs and Capital Expenditures attributable to such period.

                 "NON-DISCRETIONARY EXPENDITURES" - as defined in Section 7.05.

                 "NONRECOURSE BUILT-IN GAIN" - with respect to any Special Property that is subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.03(a) or (b) hereof, or both, if such property were disposed of in a taxable transaction in full satisfaction of such liability and for no other consideration.

                 "NONRECOURSE DEDUCTIONS" - any and all items of loss or deduction (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Section 1.704-1T(b)(4)(iv)(b) of the Section 704(b) Regulations, are attributable to a Nonrecourse Liability.

                 "NONRECOURSE LIABILITY" - as defined in Section
1.704-1T(b)(4)(iv)(k)(3) of the Section 704(b) Regulations.

                 "OFFEREE" - as defined in Section 9.01.

                 "OFFER NOTICE" - as defined in Section 9.01.

                 "OFFEROR" - as defined in Section 9.01.

                 "OFFEROR PARTNER" - as defined in Section 10.03(a).

                 "OFFER PRICE" - as defined in Section 9.01.

                 "OLD WR & CO." - Wright Runstad & Company, a Washington corporation that was dissolved pursuant to Articles of Dissolution dated December 31, 1986, filed on December 31, 1986, pursuant to RCW 23A.28.110, and substantially all of the assets of which were transferred to WRALP and to WR & Co.

                 "$126.1 MILLION RATE" - as defined in Section 5.02.

                 "OPERATING COSTS" - all current obligations, determined on the accrual basis of accounting, of the Partnership for (i) operating expenses of the Project, including the management fee under the Management Agreement, (ii) payments of interest, premium, if any, and principal on the Project Loan and any other Permitted Loans ("DEBT SERVICE"), (iii) taxes (determined on an "as payable" basis, rather than with respect to when any lien for such taxes may have arisen), insurance and other amounts for the ownership or operation of the Project, (iv) the Block Six Shortfall, and (v) the costs, fees and expenses incurred relative to any refinancing or sale by the Partnership to the extent not deducted in computing Refinancing Funds and Sales Proceeds; provided, however, that distributions to the Partners (excluding, for avoidance of doubt, Debt Service payments which do not constitute any part of such distributions) shall not be Operating Costs.

                 "OPERATING REVENUES" - all gross receipts of the Partnership (less any discounts or allowances) other than (i) Financing Funds, (ii) Refinancing Funds, (iii) Third Party Loans, (iv) Sales Proceeds, and (v) loans and capital contributions of the Partners (including, without limitation, all other loans by the Partners, the Equity Contribution and all other capital contributions of the Partners).

                 "OPTION A" - as defined in Section 9.01.

                 "OPTION B" - as defined in Section 9.01.

                 "OTHER PARTNER" - as defined in Section 10.03(a).

                 "PARTNER NONRECOURSE DEBT" - as defined in Section 1.704-1T(b)(4)(iv)(k)(4) of the Section 704(b) Regulations.

                 "PARTNER NONRECOURSE DEDUCTIONS" - any and all items of loss or deduction (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Section
1.704-1T(b)(4)(iv)(h)(3) of the Section 704(b) Regulations, are attributable to Partner Nonrecourse Debt.

                 "PARTNERS" - the General Partners and the Limited Partner.

                 "PARTNER'S LENDER" - as defined in Section 10.03(e).

                 "PARTNERSHIP" - Third and University Limited Partnership, a limited partnership formed under the laws of the State of Washington, and its successors and assigns.

                 "PARTNERSHIP LAW" - as defined in Section 1.01.

                 "PARTNERSHIP MINIMUM GAIN" - amount determined in accordance with the principles of Sections 1.704-1T(b)(4)(iv)(a) and (c) of the Section 704(b) Regulations.

                 "PERKINS BUILDING PARTNERSHIP" - Perkins Building Partnership, a Washington general partnership, a limited partner in 1212.

                 "PERMITTED LOANS" - the Project Loan and all other indebtedness of the Partnership (but not the separate indebtedness of any Partner), whether secured or unsecured, if authorized and incurred in accordance with the provisions of this Agreement or as may otherwise be approved by both Partners.

                 "PERSON" or "PERSON" or "PARTY" - an individual, trust, estate, government, partnership, joint venture, corporation, company, firm or any other entity whatsoever.

                 "PLEDGE" - any bona fide, voluntary pledge, mortgage, deed of trust, security interest or other consensual lien or hypothecation of, in or on any property or any interest therein.

                 "PLEDGED INTEREST" - as defined in Section 10.03(e).

                 "PLEDGING PARTNER" - as defined in Section 10.03(e).

                 "PREFERENCE PERIOD" - as defined in Section 5.01(b).

                 "PREFERENCE RETURN" - as defined in Section 5.01(a).

                 "PREFERENCE TERMINATION DATE" - as defined in Section 5.01(b).

                 "PREFERENCE TEST" - as defined in Section 5.01(b).

                 "PREFERENCE TEST CASH FLOW" - as defined in Section 5.01(b).

                 "PRIME RATE" - the rate established by Seattle First National Bank, from time to time as its "base rate" or "prime rate", or in the absence of any such established rate, the rate so designated from time to time in the Wall Street Journal listing of money rates.

                 "PROFITS" or "LOSSES" - for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for that year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703 (a)(1) of the Code shall be included in computing taxable income or loss), with the following adjustments:

                 (a) Any income of the Partnership exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.16 shall be added to such taxable income or loss;

                 (b)      Any expenditures of the Partnership described in
         Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Section 1.704-1(b)(2)(iv)(i) of the Section 704(b) Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

                 (c) In the event the Carrying Value of any Partnership asset (other than the Project) is determined or redetermined pursuant to Sections 3.04(b)(ii) or (iii) hereof, the amount by which such Carrying Value (as so determined or redetermined) exceeds or is exceeded by the asset's Adjusted Basis or previous Carrying Value, as appropriate, shall be taken into account as gain or loss, respectively, from the disposition of that asset (as though the asset was disposed of in a fully taxable transaction immediately prior to the determination or redetermination) for purposes of computing Profits or Losses in the Fiscal Year in which the determination or redetermination is made;

                 (d) Gain or loss resulting from the disposition of any Partnership asset (other than the Project) with respect to which gain or loss is recognized for federal income tax purposes shall, if such asset has a Carrying Value, be computed by reference to the Carrying Value of such Partnership asset notwithstanding that the Adjusted Basis of such property differs from its Carrying Value;

                 (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss for federal income tax purposes, there shall be taken into account in computing Profits or Losses the Depreciation for the Fiscal Year or other period, other than such Depreciation as is specifically allocated pursuant to Section 6.03(d); and

                 (f) Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction (including, without limitation, Property Gain, Property Loss and Depreciation) that are specially allocated pursuant to Section 6.03, 6.04 or 6.05 hereof shall not be taken into account in computing Profits or Losses.

                 "PROJECT" - as defined in Section 1.03(a).

                 "PROJECT LOAN" - the TULP Funding loan and any replacement first mortgage loan, including without limitation, the Teachers Loan.

                 "PROJECT OFFICE" - the office space in Seattle, Washington used as an office exclusively for the Project.

                 "PROJECT STAFF" - those employees of any Affiliate of the Managing General Partner that performs services for the Partnership or that performs services in connection with the Project at or below the level of "Senior Project Manager" or its functional equivalent, that, on a regular basis, are assigned to, and employed at, the Project Office and/or the site of the Project (but only for the duration of such assignment and duration), and such other persons as shall be approved by each General Partner who is not the Managing General Partner, to the extent that such employees or other persons are actually working on the business of the Partnership and the Project.

                 "PROPERTY GAIN" or "PROPERTY LOSS" - for each Fiscal Year or other period, an amount equal to the Partnership's taxable gain or loss for that year or period with respect to any sale or other disposition of the Project for federal income tax purposes, determined in accordance with section 703(a) of the Code, with the following adjustments:

                 (a) In the event the Carrying Value of the Project is determined or redetermined pursuant to Sections 3.04(b)(ii) or (iii), the amount by which such Carrying Value (as so determined or redetermined) exceeds or is exceeded by the Project's Adjusted Basis or previous Carrying Value, as appropriate, shall be taken into account in the same manner as if such excess or deficiency were actual gain or loss, respectively, from the disposition of the Project (assuming the Project was disposed of in a fully taxable transaction for a price equal to the newly determined or redetermined Carrying Value) for purposes of computing Property Gain or Property Loss with respect to the Project in the Fiscal Year in which the determination or redetermination is made; and

                 (b) Gain or loss resulting from any disposition of the Project with respect to which gain or loss is recognized for federal income tax purposes shall, if the Project has a Carrying Value, be computed with reference to the Carrying Value of the Project at the time of its disposition rather than its Adjusted Basis.

                 "REFINANCING FUNDS" - the proceeds of any financing or refinancing (i) of the Leasehold Estate, or any portion thereof, by 1212, or
(ii) of the Project, or any portion thereof, by the Partnership (and not by a Partner, whether or not Partnership property may be collateral therefor) including without limitation, any net proceeds payable to Issuer or to the Partnership in connection with the unwinding, modification, or sale of any interest rate hedging or swap arrangement, after being reduced by (a) payments, repayments or other retirements of previously existing debt obligations of 1212 or the Partnership, as applicable, made with such funds, (b) proceeds required to pay construction costs and other costs of 1212 or the Partnership which financing or refinancing was incurred to pay and to meet other reasonable requirements of 1212 or the Partnership as applicable and (c) all costs incurred by 1212 or the Partnership, as applicable, in such financing or refinancing, including without limitation, any costs incurred by Issuer or by the Partnership in connection with the unwinding, modification, or sale of any interest rate hedging or swap arrangement.

                 "REIT" - a real estate investment trust as defined in the Code.

                 "SAMIS" - as defined in Section 1.03(a).

                 "SALE PROCEEDS" - the sum of the aggregate proceeds (including cash, the principal amount of notes and other debt obligations, and the fair market value of securities and other property, but excluding selling expenses and any then-existing debt of the Partnership (but not the separate debt of any Partner) subject to which the sale was made) received by the Partnership (a) as the consideration for the voluntary or involuntary sale of any part of the Partnership's capital assets other than sales of immaterial assets in the ordinary course of business and (b) as the net amount of insurance (including title insurance) proceeds or other compensation and condemnation awards, in excess of funds used for repairs and restoration or to retire previously existing debt of the Partnership, which are available for distribution. Unless and except as may be otherwise specifically provided herein, "Sale Proceeds" relate to and include only matters with respect to the disposition of the property of the Partnership and not to the disposition by a Partner of its Interest in the Partnership.

                 "SECOND RESTATED ARTICLES" - as defined in the Recitals.

                 "SECTION 704(b) REGULATIONS" - the Treasury Regulations promulgated on December 31, 1985, September 9, 1986, and December 29, 1988 (as amended on November 20, 1989) pursuant to section 704(b) of the Code, and any amended or successor provisions thereto.

                 "$79.1 MILLION RATE" - as defined in Section 5.02.

                 "SHARING RATIO" - as defined in Section 3.02.

                 "SPECIAL PROPERTY" - a Partnership asset for which a Carrying Value is determined or redetermined pursuant to Section 3.04(b) hereof.

                 "SUBMISSION DATE" - as defined in Section 5.09.

                 "SUBSTITUTE MANAGING GENERAL PARTNER" - as defined in Section 12.01(a).

                 "SUCCESSOR REPRESENTATIVE" - as defined in Section 12.01(b).

                 "SUCCESSORS" - as defined in Section 12.02(b).

                 "TEACHERS" - as defined in Section 4.02.

                 "TEACHERS COMMITMENT" - as defined in Section 4.02.

                 "TEACHERS LOAN" - as defined in Section 4.02.

                 "TERMINATION" - a termination of the Partnership pursuant to section 708(b)(1)(B) of the Code.

                 "THIRD PARTY" - any Person other than the Partnership or a Partner. Without limiting the foregoing, an Affiliate of a Partner (other than the Partnership or another Partner) and an Affiliate of the Partnership (other than a Partner) shall be a Third Party.

                 "TRANSFER" - any direct or indirect sale, assignment, transfer, gift, conveyance, or other disposition (excluding, however, a Pledge), whether voluntary or involuntary (by operation of law or otherwise), of any project or an interest in any project.

                 "TREASURY REGULATIONS" - pronouncements which are designed to clarify, interpret and apply the provisions of the Code, and which are designated as "Treasury Regulations" or "Temporary Regulations" by the United States Department of the Treasury.

                 "TULP FUNDING" - TULP Funding Corporation, a Delaware corporation, and a wholly owned subsidiary of ARICO Parent.

                 "1201" - 1201 Third Avenue Limited Partnership, a Washington limited partnership, and the general partner of 1212.

                 "1212" - 1212 Second Avenue Limited Partnership, a Washington limited partnership.

                 "1212 GROUP" - collectively, 1212 and each partner in 1212 and all of their respective Affiliates (other than Perkins Building Partnership and its partners or the Partnership itself), including without limitation 1201, WRALP, WR & Co., H. Jon Runstad, Howard S. Wright and their respective Affiliates (other than the Partnership itself). References to the 1212 Group shall also be references to each Person included in the 1212 Group.

                 "1212 PARTNERSHIP AGREEMENT" - the limited partnership agreement dated as of October 14, 1986, as amended by an amendment dated as of September 1, 1988, pursuant to which 1212 is organized, among 1201 Third Avenue Limited Partnership as general partner, and Block Five Limited Partnership, Matthew J. Griffin, and Perkins Building Partnership, as limited partners.

                 "UCC" - the Uniform Commercial Code, RCW 62A, as amended.

                 "UNPAID ADDITIONAL EQUITY CONTRIBUTION" - as defined in
Section 5.02.

                 "WR & CO." - Wright Runstad & Company, a Washington corporation formed on December 10, 1986, and the general partner of WRALP.

                 "WRALP" - Wright Runstad Associates Limited Partnership, a Washington limited partnership, and the general partner of 1201.